Exhibit 10.2

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL

DATED OCTOBER 22, 2018

LICENSE AGREEMENT

-between-

MEDIMMUNE LIMITED

-and-

INNATE PHARMA S.A.

LICENSE AGREEMENT

-i-

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into this 22nd day of October, 2018 (the “Effective Date”)

BETWEEN:

1.

MEDIMMUNE LIMITED, a company incorporated in England and Wales with company number 2451177 and with its registered office at Milstein Building, Granta Park, Cambridge, CB21 6GH, United Kingdom (“MedImmune”); and

2.	INNATE PHARMA S.A., a company incorporated in France and with its principal place of business at 117, Avenue de Luminy – BP 30191 13 009 Marseille, France (“Innate”).

MedImmune and Innate are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, MedImmune is, directly or indirectly, a wholly owned subsidiary of AstraZeneca PLC (AstraZeneca PLC and its Affiliates being “AstraZeneca”). MedImmune and its Affiliates have experience in the research, development, manufacturing and commercialization of pharmaceutical products worldwide, including treatments for cancer both using small molecules and large molecules.

WHEREAS, Innate is a biopharmaceutical company concentrating its business on developing treatments for cancer.

WHEREAS, MedImmune owns or controls certain Intellectual Property Rights (as defined herein) with respect to the Licensed Product, so called Lumoxiti® in the US (as further defined herein) in the Territories (as defined herein).

WHEREAS, MedImmune wishes to grant Innate a license under Intellectual Property Rights owned or Controlled by MedImmune to Develop, Manufacture, seek registration of and Commercialize the Licensed Product in conditions set forth herein. the Territories, in accordance with the terms and

WHEREAS, MedImmune has agreed to provide certain transition services to Innate so that the Development, Manufacturing and regulatory activities to seek registration and Commercialization of the Licensed Product will continue in accordance with MedImmune’s standard practices for a transitional period with the intention that Innate shall have built sufficient capabilities to take over those activities at the end of the transition period.

1

AGREED TERMS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Unless otherwise specifically provided in this Agreement, the following terms shall have the following meanings:

“ACCESS 360 Program Logo” means the Trademark and logo set forth on Part 2 of Schedule 7, used in connection with MedImmune and its Affiliates’ patient savings program.

“Affiliate” means, with respect to a Person, any Person that from time to time directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For purposes of the definition in this clause 1.1 only, “control”, and with correlative meanings, the terms “controlled by” and “under common control with” mean (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance, resolution, regulation or otherwise, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Alliance Manager” has the meaning set forth in clause 6.2.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other Applicable Laws including applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

“Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities or any Governmental Authority applicable to the Parties or any particular activity under this Agreement, that may be in effect from time to time, including, (i) GCP, (ii) GMP, (iii) GVP, (iv) the principles that form the basis of the Helsinki Declaration of the World Medical Association, (v) the FFDCA and (vi) the Anti-Corruption Laws, and (vii) Data Protection Law, in each case to the extent they apply to a Party’s performance of its obligations under this Agreement.

“AstraZeneca Corporate Marks” means the Trademarks and logos identified on Schedule 7 and such names or logos of AstraZeneca as MedImmune may designate in writing to Innate from time to time, including the names “AstraZeneca,” “AZ,” the AstraZeneca corporate logo, and the ACCESS 360 Program Logo, or any other name or mark including or comprising “AstraZeneca”.

“AZ’s Global Ethical Interactions Policy” means AstraZeneca’s “Ethical Interactions & Anti-Bribery/Anti-Corruption Policy”, as available on AstraZeneca’s website from time to

2.

time at https://www.astrazeneca.com/sustainability/resources.html#global-policies-and-positions-0 .

“AZ Promotion Principles” means AstraZeneca’s principles for Promotion set forth on Exhibit A.

“AZ Site” means, with respect to drug substance for Licensed Product Manufactured or supplied by [***] under the [***] Supply Agreement, the [***] manufacturing facility at which drug substance is manufactured and, with respect to finished Licensed Product Manufactured or supplied by [***] under the [***] Supply Agreement, the [***] manufacturing facility located in Italy or, in each case, as otherwise agreed by the Parties.

“[***]” means [***].

“[***] Supply Agreement” means the biologics Master Supply Agreement relating to (among other products) the active pharmaceutical ingredient forming part of the Licensed Product entered into between AstraZeneca AB (PUBL) and [***].

“BLA” means a Biologics License Application submitted to the FDA under subsection (a) or (k) of Section 351 of the PHSA or any corresponding application outside the United States, including with respect to the European Union, a Marketing Authorisation Application filed with the EMA pursuant to the centralized approval procedure or with Swissmedic in Switzerland, or any other applicable Regulatory Authority (if any) in Switzerland or the United Kingdom or a country in Europe with respect to mutual recognition of any other national approval.

“Block List” means [***] as the same may be modified from time to time by MedImmune or one of its Affiliates on [***] written notice to Innate or in accordance with such other procedures as may be established by the JCC.

“[***]” means [***].

“[***] Supply Agreement” means the master commercial supply agreement relating to the manufacture of the finished Licensed Product and entered into between AstraZeneca Pharmaceuticals LP and [***] on [***].

“Breaching Party” has the meaning set forth in clause 20.2.1.

“Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in London and Paris are permitted or required to be closed.

“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on December 31, 2018 and the last Calendar Quarter shall end on the last day of the Term.

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year

3.

of the Term shall commence on the Effective Date and end on December 31, 2018 and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

“Clinical Trial” means a human clinical trial or such other tests and studies of the Licensed Product in humans to which the applicable regulations on good clinical practice and clinical trials apply.

“Closing” means the completion of the Transaction in accordance with clause 2.

“Commercialization” means any and all activities directed to or relating to the preparation for sale of, offering for sale of or sale of the Licensed Product, including activities related to marketing, Promoting, distributing and importing the Licensed Product for commercial sale and interacting with Regulatory Authorities regarding any of the foregoing but excluding Manufacturing. When used as a verb, “to Commercialize” and “Commercialising” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

“Commercialization Budget” means the costs and expenses related to the Commercialization of the Licensed Product as set out in the Commercialization Plan.

“Commercialization Costs” means, [***]:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***];

(e)	[***];

(f)	[***];

(g)	[***];

(h)	[***]; and

(i)	[***].

“Commercialization Plan” shall have the meaning set forth in clause 3.6.1.

“Commercially Reasonable Efforts” means, [***].

“Committee” means the Joint Development Committee or the Joint Commercialization Committee, as the context requires and “Committees” shall mean all of them.

“Compliance Audit” has the meaning set forth in clause 17.2.4

4.

“Concerned Party” has the meaning set forth in clause 21.1.1.

“Confidential Information” means any and all Know-How and Materials, whether oral or in writing or in any other form, disclosed before, on or after the date of this Agreement by one Party to the other Party that is either marked or identified as confidential or proprietary or that is of such a nature that would be considered by a reasonable person to be confidential or proprietary. The Licensed MedImmune Know-How shall be deemed Innate’s Confidential Information. All other Know-How owned or Controlled by MedImmune or any of its Affiliates shall be deemed MedImmune’s Confidential Information.

“Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent or other Intellectual Property Right, possession of the right, whether directly or indirectly and whether by ownership, licence or otherwise (other than by operation of the license and other grants in clause 4.1), to grant a licence, sublicence or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent or other Intellectual Property Right as provided for herein without violating the terms of any agreement with any Third Party.

“Costs” means both internal and external costs and expenses (including the cost of allocated FTEs at the applicable FTE Rate quoted by MedImmune). Unless otherwise mutually agreed between the Parties, internal costs incurred by a Party shall be determined by multiplying the applicable FTE Rate quoted by MedImmune by the number of FTEs utilized to conduct the applicable activities. External costs shall be invoiced [***] for the handling of the third party arrangements.

“CPP” has the meaning set forth in clause 4.6.

“CREATE Act” has the meaning set forth in clause 13.5.6.

“Damages” means any and all direct liabilities, claims, actions, damages, losses, costs or expenses, including interest, penalties, and reasonable lawyers’ fees and disbursements suffered or incurred by a Party. In calculating Damages, the legal duty to mitigate on the Party suffering the loss shall be taken into account.

“Data Protection Law” means, all applicable laws, rules and regulations, including any national implementing legislation relating to privacy and data protection.

“Data Subject” means a natural person who is identified or identifiable natural person. An identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“Detail” means that part of an in person, face-to-face sales call during which a Full Time Sales Representative makes a presentation with respect to the Licensed Product to an Eligible Prescriber, such that the relevant characteristics of the Licensed Product are

5.

described by the Full Time Sales Representative in a fair and balanced manner consistent with the requirements of this Agreement and Applicable Law, in a manner that is customary in the pharmaceutical industry in the United States for the purpose of promoting a prescription pharmaceutical product. When used as a verb, “Detailing” means to perform Details.

“Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, clinical studies, statistical analysis and report writing, the preparation and submission of BLAs (and supplements), regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval but not including Manufacture. When used as a verb, “to Develop” and “Developing” means to engage in Development and “Developed” has a corresponding meaning.

“Development Budget” means the costs and expenses related to the Development of the Licensed Product in the EU Territory in accordance with the Development Plan.

“Development Costs” means, with respect to each Licensed Product to the extent incurred in accordance with and after the Effective Date of this Agreement and the relevant Development Plan and Development Budget:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***];

(e)	[***];

(f)	[***]; and

(g)	[***].

Except to the extent included in subsection (b) above, Development Costs shall not include either Party’s Costs to the extent they solely relate to activities associated with that Party’s management of its own performance of and compliance with this Agreement.

“Development Plan” means the Development plan relating to the Licensed Product in the Territories, to be agreed by the Parties in accordance with clause 6.1.1, and which may be updated or amended from time to time in accordance with clause 6.3.4

“Disclosing Party” has the meaning set forth in clause 15.1.1.

“Dispute” has the meaning set forth in clause 21.6.1.

6.

“Dollars” or “$” means United States Dollars.

“Effective Date” has the meaning set forth in the preamble hereto.

“Eligible Prescriber” means a health care provider that has the authority to prescribe the Licensed Product under Applicable Law and, with respect to the period prior to the MAH Transfer Date only, (a) is not on the Block List and (b) does not have an Excluded Specialty based on his or her assigned specialty in AstraZeneca’s physician classification system.

“EMA” means the European Medicines Agency and any successor agency thereto.

“EU MA Transfer Date” means the date on which the EU Marketing Approval is transferred to Innate in accordance with clause 14.1.

“EU Marketing Approval” means an approval of the BLA for the Licensed Product in one or more countries in the EU Territory by the relevant Regulatory Authority which is necessary for the marketing and sale of the Licensed Product, in the EU Territory, as amended as a consequence of any approved variation to the Licensed Product in the EU Territory.

“EU Regulatory Transition Plan” has the meaning set forth in clause 12.2.2.

“EU Territory” means the United Kingdom, Switzerland and every Member State of the European Union from time to time (regardless of whether that country ceases to be such a member during the Term).

“EU Transition Period” means the period commencing on the Effective Date and ending on the EU MA Transfer Date.

“Executives” means, (a) with respect to MedImmune, [***] and (b) with respect to Innate, [***].

“Existing Product Trademarks” means the Trademarks listed in Schedule 5; together with any registrations thereof or any pending applications relating thereto.

“Existing Product Trials” means the following Clinical Trials: (i) the pivotal Phase III Clinical trial (NCTO1829711)(also known as the 1053 trial), and (ii) the extended access trial (NCT0350615).

“Existing Research and Collaboration Agreements” means the agreements set out in Schedule 16.2.

“Exploit” means to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, Promote, market or have sold or otherwise dispose of. “Exploitation” means the act of Exploiting a compound, product or process. When used as a verb, “to Exploit” and “Exploiting” means to engage in Exploitation.

7.

“FCA” means the UK Financial Conduct Authority.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“FFDCA” means the Federal Food, Drug, and Cosmetic Act of the United States, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

“Field” means all uses, including any therapeutic, prophylactic, diagnostic and palliative uses in humans and animals.

“Field Force” means Innate’s field force involved in the Promotion of the Licensed Product in the Territories.

“First Commercial Sale” means on a country by country basis the first sale of the Licensed Product for monetary value for use or consumption by the end user following Regulatory Approval permitting such sale in such country.

“FSMA” means the Financial Services and Markets Act 2000 (as amended).

“FTE” means the equivalent of one (1) full-time person, or in the case of less than a full-time person, a full-time equivalent person, of work directly related to the Development or Commercialization of the Licensed Product that is carried out by an appropriately qualified employee or consultant of a Party or its Affiliates, based on [***] or greater per year. For clarity, any such person who devotes less than [***] shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by [***], all as calculated by MedImmune.

“FTE Rate” means an annual rate for the time of an FTE of work, [***].

“Full Time Sales Representative” means a pharmaceutical sales representative employed by Innate full-time [***].

“GCP” or “Good Clinical Practices” means, to the extent applicable in the country where Regulatory Approval is sought, the current standards for good clinical practices relating to clinical trials for pharmaceuticals, as set forth in the United States Code of Federal Regulations or ICH guidelines and applicable regulations, laws or rules as promulgated thereunder, in each case as amended from time to time, and all other standards of good clinical practice as are required by any Regulatory Authority.

“GMP” or “Good Manufacturing Practice” means the principle of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use as required by Applicable Law, including the laws of the European Community and Directive 2003/94/EC as well as any national legislation implementing the aforesaid Directive and any relevant guidance relating thereto.

8.

“Governmental Authority” means any supranational, international, federal, state or local court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Government Official” means (a) any Person employed by or acting on behalf of a government, Governmental Authority, government-controlled agency or entity or public international organisation, (b) any political party, party official or candidate, (c) any Person who holds or performs the duties of an appointment, office or position created by custom or convention or (d) any Person who holds himself out to be the authorised intermediary of any of the foregoing.

“GVP” or “Good Pharmacovigilance Practices” means, in addition to the provisions under the Pharmacovigilance Agreement, all applicable good pharmacovigilance practices promulgated and published by FDA, EMA or any other Regulatory Authorities having jurisdiction over the Development, Manufacture or Commercialization of the Product , as applicable, pursuant to its regulations, guidelines or otherwise, including as applicable, major pharmacovigilance process and product and/or population specific considerations as defined in (a) European Commission Regulation code relating to medicinal products for human use, Directives 2010/84/EU and 2012/26/EU respectively, as well as by the Commission Implementing Regulation (EU) No 520/2012 on the Performance of Pharmacovigilance Activities Provided for in Regulation (EC) No 726/2004 and Directive 2001/83/EC, Title IX of the Directive, Article 108a (a) of Directive 2001/83/EC, and principles detailed in the ICH guidelines for pharmacovigilance as well as (b) principles detailed in the United States 21 CFR and Guidance for Industry Good Pharmacovigilance Practices and Pharmacoepidemiological Assessment.

“IFRS” means generally accepted international accounting principles.

“IND” means (a) an investigational new drug application filed with the FDA for authorisation to commence clinical studies and its equivalent in other countries or regulatory jurisdictions, including a Clinical Trial Application filed with the EMA with respect to the EU Territory or Swissmedic with respect to Switzerland and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Indirect Taxes” means value added, sales, consumption, goods and services taxes or other similar taxes required by Applicable Law including, for the avoidance of doubt, any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), to be disclosed as a separate item on the relevant invoice.

“Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and

9.

protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

“Innate” has the meaning set forth in the preamble hereto.

“Innate Corporate Names” means the Trademarks and logos identified on Schedule 8 and such other corporate names or logos of Innate as Innate may designate in writing to MedImmune from time to time.

“Innate Know-How” means all Know-How Controlled by Innate or any of its Affiliates or its or their Sublicensees that is developed by Innate or any of its Affiliates or its or their Sublicensees in the course of any Development activities relating to the Licensed Product and shall include all Know-How developed by either Party in accordance with clause 13.1.1.

“Innate Marketing Materials” has the meaning set forth in clause 9.3.

“Innate Patents” means all of the Patents Controlled by Innate or any of its Affiliates or its or their Sublicensees that claim or cover Innate Know-How.

“Innate Regulatory Documentation” means the Regulatory Documentation Controlled by Innate or any of its Affiliates or Sublicensees relating to the Exploitation of the Licensed Product in the Field in the Territories.

“Intellectual Property Rights” means all Patents, Trademarks, copyrights, design rights, database rights, domain names, rights in inventions, confidential information, know how, trade names, business names, get-up, logos and trade dress, and all other rights in the nature of intellectual property rights (whether registered or unregistered) and all applications and rights to apply for the above, anywhere in the world.

“IP Manager” has the meaning set forth in clause 13.4.1.

“Joint Development Committee” or “JDC” has the meaning set forth in clause 6.3.1.

“Know-How” means any Information which is secret and not in the public domain, particularly not disclosed in a published Patent, and identified or identifiable in a tangible form.

“Knowledge” means the good faith actual knowledge of the officers of MedImmune and its Affiliates, within the remit of their functions within MedImmune, with respect to relevant facts and information after performing a commercially reasonable inquiry with respect to the relevant subject matters.

“Licensed Antibody” means the anti-CD22 immunotoxin as further described and set forth in Schedule 4 to this Agreement, so called moxetumomab pasudotox-tdfk.

“Licensed Livery Period” has the meaning set forth in clause 14.5.1.

10.

“Licensed MedI Know-How” means the Know-How Controlled by MedImmune or any of its Affiliates that solely and exclusively relates to the Licensed Antibody and Licensed Product and (a) is listed in Schedule 11, or (b) has been used by MedImmune or its Affiliates to Develop or Commercialize the Licensed Antibody or Licensed Product in the Field in the Territories prior to or on the Effective Date; or (c) is developed by MedImmune or any of its Affiliates in connection with the Existing Product Trials, the Existing Research and Collaboration Agreements or any other Development activities relating to the Licensed Antibody or Licensed Product undertaken by MedImmune or its Affiliates under this Agreement on or after the Effective Date, including Study Results, but in each case ((a), (b) and (c)) excluding any Know-How licensed under the [***].

“Licensed MedI Patents” means (a) the Patents owned or Controlled by MedImmune or its Affiliates and listed in Schedule 6, and (b) the Patents owned or Controlled by MedImmune or its Affiliates in the Territory on or after the Effective Date that solely and exclusively relates to the Licensed Antibody or Licensed Product or otherwise claims Licensed MedI Know-How, but excluding Patents licensed under the [***].

“Licensed [***] Patents” means the Patents listed in the [***], being the Patents licensed by MedImmune under the [***] and sublicensed to Innate under the [***].

“Licensed Product” means any product that is comprised of or contains the Licensed Antibody as an active ingredient, whether alone or in combination with other active ingredients and includes the product that has been approved for sale in the United States pursuant to the US Marketing Approval, so called Lumoxiti® in the US.

“Listing Rules” means the Listing Rules of the FCA made under Part VI of FSMA.

“MAH” means, with respect to the Licensed Product in the EU Territory, the holder of the EU Marketing Approval for the Licensed Product and, with respect to the Licensed Product in the US Territory, the holder of the US Marketing Approval.

“MAH Related Responsibilities” has the meaning set forth in clause 12.1.2.

“MAH Transfer Date” has the meaning set forth in clause 12.2.1.

“Manufacture” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labelling, shipping and holding of the Licensed Antibody or Licensed Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterisation, stability testing, quality assurance and quality control. When used as a verb, “to Manufacture” and “Manufacturing” means to engage in Manufacture.

“Material Agreement” has the meaning given to it in clause 16.2(e).

“Material Anti-Corruption Law Violation” means a violation of an Anti-Corruption Law relating to the subject matter of this Agreement that would, if it were publicly known,

11.

be reasonably expected to have a material adverse effect on a Party or on the reputation of a Party because of its relationship with the other Party.

“Materials” means compounds, compositions of matter, assays, and biological materials useful for the Exploitation of Licensed Antibodies or Licensed Product.

[***]

“MedI Regulatory Documentation” means the Regulatory Documentation Controlled by MedImmune or any of its Affiliates relating to the Exploitation of the Licensed Product in the Field in the Territories.

“MedImmune” has the meaning set forth in the preamble hereto.

“Member State” means each other country that is currently a member state of the European Union, other than the United Kingdom and Switzerland.

“[***]” means the [***].

“[***]” has the meaning set forth in clause [***].

“[***]” has the meaning set forth in clause [***].

“Net Sales” means, [***]:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***]; and

(e)	[***].

[***].

“New Product Trademarks” means Trademark(s) selected in accordance with clause 14.1.2 together with any registrations thereof or any pending applications relating thereto in the Territories.

“Non-Breaching Party” has the meaning set forth in clause 20.2.1.

“Non-Business Days” has the meaning set forth in clause 12.4.6.

“Notice Period” shall have the meaning set forth in clause 20.2.1.

“Other AZ IPR” means any Patents or Know-How owned or Controlled by MedImmune or any of its Affiliates which are not Licensed MedI Patents or Licensed MedI Know-How,

12.

but which are necessary to Develop or Commercialize the Licensed Antibody or Licensed Product in the form it is formulated and approved in the US Marketing Approval at the Effective Date in the Territories as contemplated by this Agreement and (a) has been used by MedImmune or its Affiliates to Develop or Commercialize the Licensed Antibody or Licensed Product in the Field in the Territories prior to or on the Effective Date; or (b) is developed by MedImmune or any of its Affiliates or its or their respective licensees or sublicensees in connection with the Existing Product Trials or any other Development activities relating to the Licensed Antibody or Licensed Product undertaken by MedImmune or its Affiliates under this Agreement or undertaken by their respective licensees or sublicensees on or after the Effective Date, but in all cases excluding any Patents and Know-How licensed under the [***].

“Other Licensees” means Third Parties that may be granted rights under the Licensed MedI Know-How, Licensed MedI Patents, Innate Know-How and/or Innate Patents outside the Territories.

“Party” and “Parties” have the meanings set forth in the preamble hereto.

“Patents” means all patents and patent applications, including, without limitation, any divisional, continuation, continuation-in-part or registration applications, utility models, design patents, any patent issued with respect to any such patent applications, any reissue, re-examination, renewal, amendment or extension (including any supplementary protection certificate (SPC) or paediatric extension) of any such patent.

“Payment” has the meaning set forth in clause 10.9.1.

“Person” means any individual, sole proprietorship, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

“Personal Data” means any information relating to a Data Subject.

“Pharmacovigilance Agreement” has the meaning set forth in clause 12.4.5.

[***].

[***].

“PHSA” means the Public Health Service Act as set forth at 42 U.S.C.,Chapter 6A, as may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

“Product Agreement” means, with respect to the Licensed Product, any agreement entered into by and between Innate or any of its Affiliates or any of its or their Sublicensees, on the one hand and one (1) or more Third Parties, on the other hand, that is necessary or

13.

reasonably useful for the Development or Commercialization of the Licensed Product in the Field in the Territories, including (a) clinical trial agreements, (b) contract research organisation agreements and (c) service agreements.

“Processing” means any operation or set of operations that is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organisation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Product Copyrights” means all copyrightable subject matter related to the Licensed Product included in the Product Labelling, the Promotional Materials and any Licensed Product training materials Controlled by MedImmune and provided by MedImmune to Innate in connection with this Agreement.

“Product Trademarks” means the Existing Product Trademarks and the New Product Trademarks (if any).

“Product Labelling” means, with respect to the Licensed Product in the Territories, (a) the approved summary of product characteristics or other full prescribing information for the Licensed Product, including any required patient information, (b) all packaging for the Licensed Product, and (c) all labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilised with or for the Licensed Product.

“Product Liability Claim” means a Third Party Claim arising from or occurring as a result of any personal injury (including death) arising out of or relating to the administration of (a) the Licensed Product, or (b) a procedure provided for or required by a protocol for a Clinical Trial for the Licensed Product to which the trial subject would not have been exposed but for their participation in the Clinical Trial.

“Project Teams” shall have the meaning set forth in clause 6.3.9(a).

“Promotion” means any activities undertaken by a pharmaceutical company’s field force representatives aimed at encouraging the use of a particular pharmaceutical product, including Detailing. When used as a verb, “to Promote” and “Promoting” means to engage in Promotion.

“Promotional Materials” means, with respect to the Licensed Product, all written, printed, electronic or graphic promotional materials, other than Product Labelling.

“PTE” shall have the meaning set forth in clause 13.5.4.

“Quality Agreement” means the quality agreement in a form that is customary in the pharmaceutical industry for the supply of Licensed Product for sale in the Territories entered into between the Parties in accordance with clause 12.4.7.

“Receiving Party” has the meaning set forth in clause 15.1.1.

14.

“Regulations” means The Transfer of Undertakings (Protection of Employment) Regulations 2006.

“Regulatory Approval” means, with respect to the Licensed Product and a particular country in either of the Territories, any and all approvals (including approvals of BLAs), licences, registrations or authorisations of any Regulatory Authority necessary to commercially distribute, sell or market the Licensed Product in the Territories, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post- approval marketing authorisations (including any prerequisite Manufacturing approval or authorisation related thereto) and (c) labelling approval.

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Licensed Product, including the FDA in the United States, the EMA in the European Union, and Swissmedic in Switzerland.

“Regulatory Documentation” means: all (a) applications, registrations, licences, authorisations and approvals (including Regulatory Approvals) necessary for the Development or Commercialization of the Licensed Product in the Field in the Territories; (b) relevant correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) relating to the Development or Commercialization of the Licensed Product in the Field in the Territories and all supporting documents with respect thereto, including any applicable CMC and non-clinical information and all adverse event files, excluding source documentation associated with individual case safety reports, and complaint files; and (c) clinical and other data contained or relied upon in any of the foregoing.

“Regulatory Exclusivity” shall mean any exclusive marketing rights or data exclusivity rights conferred by any applicable Regulatory Authority, other than an issued and unexpired Patent, including any regulatory data protection exclusivity (including, where applicable, pediatric exclusivity or orphan drug exclusivity) or any other exclusivity afforded by restrictions which restrict the granting by a Regulatory Authority of Regulatory Approval to market a generic product.

“Relevant Costs” has the meaning set forth in clause 10.4.3.

“Retained Rights” means the rights of MedImmune, its Affiliates and its and their licensors, (sub)licensees and contractors to (i) perform its and their obligations under this Agreement and/or, subject to the [***]; (ii) Develop, obtain and maintain Regulatory Approvals for, Manufacture, Commercialize or otherwise Exploit, Licensed Product outside the Territories; and (iii) Manufacture the Licensed Product for (x) supply to Innate or its Affiliates or licensees for sale in the Territories, or (y) supply to MedImmune or its Affiliates or licensees for sale outside the Territories; and (iv) with Innate’s prior consent (not to be unreasonably withheld, delayed or conditioned) Develop or otherwise use the Licensed Product in the Territory for sale outside the Territories.

15.

“Regulatory Services” shall have the meaning set forth in clause 12.5.

“Representatives” has the meaning set forth in clause 17.2.2.

“Service Standard” means, with respect to the provision of any service by MedImmune (including the Regulatory Services or the performance of any obligation under the Development Plan or the Commercialization Plan), the provision of those services or performance of those obligations (a) with substantially the same degree of skill, quality and care utilized by MedImmune (or its Affiliates) in performing such activities for itself with respect to the Licensed Antibody or Licensed Product; and (b) in compliance in all material respects with Applicable Laws.

“SKU” means stock keeping unit.

“SOTC” means sales order to cash.

“SOTC Period” has the meaning set forth in clause 3.8.

“SOTC Services” has the meaning set forth in clause 3.8.

“Study Results” means any data and information generated as a result of any Clinical Trials performed as part of the Development Plan.

“Sublicensee” means a Person, other than an Affiliate, that is granted a sublicence by Innate or its Affiliate under the grants in clause 4.1, as provided in clause 4.2.

“Supply Agreement” has the meaning set forth in clause 3.2.1.

“Swissmedic” means the Swiss Agency for Therapeutic Products and any successor agency thereto.

“Tax” or “Taxation” means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Tax Authority.

“Tax Authority” means any Governmental Authority authorized to levy Tax.

“Term” has the meaning set forth in clause 20.1.

“Termination Notice” has the meaning set forth in clause 20.2.1.

“Territories” means the US Territory and the EU Territory.

“Third Party” means any Person other than MedImmune, Innate and their respective Affiliates.

“Third Party Claims” has the meaning set forth in clause 18.1.

“TM Competitive Infringement” has the meaning set forth in clause 14.3.2.

16.

“Trademark” means any word, name, symbol, colour, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolised by, any of the foregoing.

“Transaction” means the transactions contemplated by this Agreement.

“Transferred Data” means the Personal Data transferred by MedImmune to Innate pursuant to this Agreement.

“Unexpected Transfer Employee” has the meaning set forth in clause 21.1.1.

“US Marketing Approval” means the approval of the BLA for the Licensed Product in the US Territory by the FDA which was granted on September 13, 2018.

“US Territory” means the United States of America.

“US Transfer Date” has the meaning set forth in clause 3.7.1.

“US Transfer Notice” has the meaning set forth in clause 3.7.1.

“US Transition Period” means the period commencing on the Effective Date and ending on the US Transfer Date.

1.2

In this Agreement, except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The headings of this Agreement are for convenience only and do not define, describe, extend or limit the scope or intent of any provision in this Agreement. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party. Clause and Schedule headings shall not affect the interpretation of this Agreement. The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules. References to clauses and Schedules are to the clauses and Schedules of this Agreement. A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time. A reference to a statute or statutory provision shall include any subordinate legislation made from time to time under that statute or statutory provision.

17.

2.	CLOSING

Closing shall take place on the Effective Date after the close of the trading day of Euronext Paris.

3.	TRANSITION OF CERTAIN ACTIVITIES

3.1

Overview. It is the intention of the Parties that, with effect from the Effective Date, Innate shall immediately become responsible for all Development Costs and all Commercialization Costs relating to the Development and Commercialization of the Licensed Product and Licensed Antibody in the Territories incurred on or after the Effective Date, and shall be entitled to all revenues (less agreed fees pursuant to this Agreement) generated from Exploitation of the Licensed Product in the Territories.

3.2	Supply Agreement

3.2.1

As soon as reasonably practicable after the Effective Date, the Parties shall use their respective reasonable endeavours to agree to a supply agreement to be executed no later than [***] after the Effective Date or such later date as the Parties agree (the “Supply Agreement”). The Parties agree that the terms of the Supply Agreement shall incorporate the terms set out in Schedule 3, together with such other terms that are customary in the pharmaceutical industry for supply of products similar to the Licensed Product. In negotiating the Supply Agreement, each Party shall act reasonably and in good faith with a view to reaching agreement as soon as reasonably practicable after the Effective Date.

3.3

US Transition Period. During the US Transition Period, the Parties shall collaborate on the Development and Commercialization of the Licensed Product in the US Territory, in accordance with their respective obligations set forth in the Commercialization Plan.

3.4

US Transition Period Committees. During the US Transition Period, the performance of the Parties’ respective obligations under the Commercialization Plan in the US Territory shall be overseen by the JCC.

3.5

EU Transition Period. During the period needed for Innate to take over all responsibilities in Europe following the transfer of the EU Marketing Approval, MedImmune will provide assistance in accordance with the EU Regulatory Transition Plan.

3.6	Commercialization Plan.

3.6.1

An initial version of the plan for the Commercialization of the Licensed Product in the US Territory is attached as Schedule   1 (“Commercialization Plan”), as such Commercialization Plan may be updated from time to time by the JCC. The Parties acknowledge and agree that the initial version of the Commercialization Plan is consistent with MedImmune and Innate’s obligations under the [***].

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3.6.2	The Commercialization Plan must include until the end of the US Transition Period:

(a)	general strategies for Promoting, marketing and distributing the Licensed Product in the US Territory;

(b)	numbers of Full Time Sales Representatives, field based supervisory sales managers and medical/scientific liaisons (expressed in FTEs) for the Licensed Product;

(c)	Promotional activities and Detailing plans, including target prescribers and frequency and coverage metrics;

(d)	budgeted expenditure for sales and marketing;

(e)	summary-level market and sales forecasts for the Licensed Product;

(f)	a projection of Net Sales for the Licensed Product;

(g)	SOV (share of voice) objectives;

(h)	plans regarding distribution; and

(i)	Innate’s strategy with respect to pricing and reimbursement, managed care and discounts.

3.6.3

Following the Effective Date, each Party, through its representatives on the Joint Commercialization Committee, may propose amendments to the Commercialization Plan at any time and the Joint Commercialization Committee shall review the Commercialization Plan at least quarterly for the purpose of considering appropriate amendments with the objective of optimising the Commercialization of the Licensed Product in the US Territory. Provided they are consistent with the content principles set forth in clause 3.6.2, each Party shall consider all comments made by the other on the Commercialization Plan and any proposed amendments thereto in good faith.

3.6.4

During the US Transition Period, the Joint Commercialization Committee shall review and agree any proposed amendments to the Commercialization Plan with the objective of optimising the Commercialization of the Licensed Product in the US Territory, and transitioning its Commercialization to Innate, and complying with the provisions of the [***].

3.7	Commercial Transitional Arrangements.

3.7.1

Subject to clause 3.7.2, MedImmune shall be responsible for Commercialization of the Licensed Products in accordance with the Commercialization Plan until Innate takes full responsibility for such Commercialization. Innate shall serve written notice on MedImmune of the proposed date on which it shall take full responsibility for the Commercialization of the Licensed Product in the US Territory (the “US Transfer

19.

Notice”). Unless otherwise agreed by the Parties, such date (the “US Transfer Date”) shall be the earlier of:

(a)	[***]; and

(b)	[***].

3.7.2

Innate may not serve the notice contemplated by clause 3.7.1 earlier than [***] and such notice must provide at least [***] notice of the proposed transfer. However, the Parties agree that Innate may undertake part of Commercialization activities in accordance with the Commercialization Plan starting as of the Effective Date.

3.7.3

No later than [***] prior to the US Transfer Date the Parties shall update the Commercialization Plan to include activities intended to ensure the smooth transfer of all sales and distribution and other Commercialization activities relating to the Licensed Product in the US Territory undertaken by MedImmune or its Affiliates to Innate or its Affiliates as soon as reasonably practicable after the US Transfer Date or in accordance with clause 3.8, by the end of the SOTC Period. The Commercialization Plan shall include any services to be provided by MedImmune in connection with such transition and, except to the extent such services are SOTC Services paid for in accordance with clause 3.8, the fee payable (on an FTE basis and at the applicable FTE Rate quoted by MedImmune) by Innate for such activities in accordance with the budget included in the Commercialization Plan. Innate shall also reimburse MedImmune for any out-of-pocket costs reasonably incurred by MedImmune in performing activities in accordance with the Commercialization Plan in accordance with the budget included therein.

3.8

SOTC Services. Unless otherwise agreed by the Parties, MedImmune shall provide the SOTC services set out in Schedule 2 (the “SOTC Services”) until such time as (i) [***] and (ii) [***] (the “SOTC Period”), such SOTC Services to be provided on the terms described in Schedule 2.

4.	LICENCE TERM GRANT OF RIGHTS

4.1

MedImmune Licence. Subject as provided in this clause 4 (including the Retained Rights) and the other terms and conditions of this Agreement, MedImmune hereby grants, with effect from the Effective Date, to Innate:

(a)

an exclusive (including with regard to MedImmune and its Affiliates) licence (or sublicence) under the Licensed MedI Patents and the Licensed MedI Know-How to Develop, obtain and maintain Regulatory Approvals for, Manufacture, Commercialize or otherwise Exploit the Licensed Product and Licensed Antibody in the Field in the Territories;

(b)

an exclusive (including with regard to MedImmune and its Affiliates) licence (or sublicence) under the Licensed MedI Patents and the Licensed MedI Know-How to Develop and Manufacture the Licensed Product and Licensed Antibody in the Field outside the Territories solely (a) for Innate or its Affiliates or licensees to Develop or Commercialize such Licensed Product and/or such Licensed Antibody

20.

in the Field in the Territories, and (b) for Innate or its Affiliates or licensees to Manufacture Licensed Product for and supply Licensed Product to MedImmune pursuant to the Supply Agreement. For the avoidance of doubt, the exclusivity in this grant relates and applies only to Innate’s right to Develop or Commercialize Licensed Product and/or such Licensed Antibody outside the Territory in the Field for the sole purpose of Development and Commercialization in the Territories and MedImmune and its Affiliates shall retain the right to Develop, Manufacture and Commercialize the Licensed Product and Licensed Antibody outside the Territories for all other purposes in accordance with the other provisions of this Agreement;

(c)

a non-exclusive licence (or sublicense) under the Other AZ IPR to Develop, obtain and maintain Regulatory Approvals for, Manufacture, Commercialize and otherwise Exploit the Licensed Product and Licensed Antibody in the Field in the Territories; and

(d)

an non-exclusive licence (or sublicence) under the Other AZ IPR to Develop and Manufacture the Licensed Product and Licensed Antibody in the Field outside the Territories solely (a) for Innate or its Affiliates or licensees to Develop or Commercialize such Licensed Product and/or such Licensed Antibody in the Field in the Territories, and (b) for Innate or its Affiliates or licensees to Manufacture Licensed Product for and supply Licensed Product to MedImmune pursuant to the Supply Agreement.

(e)

a non-exclusive, non-transferrable, non-sublicensible royalty free paid-up licence to use the AstraZeneca Corporate Marks and Product Copyrights on Product Labelling and Innate’s Promotional Materials, including the Innate Marketing Materials solely to the extent necessary for Innate to Commercialize the Licensed Product in the Territories, subject to and in accordance with the terms of this Agreement.

Subject to (i) Applicable Law, and (ii) MedImmune being compensated for any Costs incurred in connection therewith, and to the extent practicable, Innate, its Affiliates and its Sublicensee shall be afforded access to MedImmune’s Access 360 Program, and/or other related patient savings programs (i.e., AZ&Me) in the US in connection with Innate’s Exploitation of the Licensed Product in the US Territory.

4.2	Sublicences and Subcontracting.

4.2.1	Subject as provided in this clause 4.2, Innate may grant sublicences under the licences granted in clause 4.1:

(a)	to its Affiliates;

(b)

with respect to US activities, while MedImmune holds the US Marketing Approval, to any Third Party, subject to MedImmune’s prior written consent (such consent not to be unreasonably withheld or delayed);

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(c)	without consent provided it is with respect to US activities, after such time as MedImmune (or any of its Affiliates) ceases to hold the US Marketing Approval;

(d)

without consent to any person in connection with the development, reproduction and use of Innate’s Promotional Materials for the sole purpose of Commercializing the Licensed Product in the US Territory in accordance with this Agreement;

(e)	once Innate hold the EU Marketing Approval, with respect to European activities, to any person without consent.

For clarity, until such time when Innate holds the US Marketing Approval or the EU Marketing Approval (as applicable), any sublicence to an Affiliate with respect to the US activities or the EU activities (as applicable) shall automatically terminate on such Person ceasing to be an Affiliate of Innate.

4.2.2

Any sublicences granted under clause 4.2.1 (whether to an Affiliate or a Third Party) shall be consistent with, and expressly made subject to, the terms and conditions of this Agreement. Innate shall cause each Sublicensee to comply with the applicable terms and conditions of this Agreement, as if such Sublicensee were a Party to this Agreement.

4.2.3	Subject to clauses 4.2.4, Innate may subcontract with an Affiliate or a Third Party to perform any or all of its obligations hereunder without MedImmune’s consent.

4.2.4

The appointment of a Sublicensee or other subcontractor shall not relieve Innate of its obligation hereunder or any liability and Innate shall be and remain fully responsible and liable for the acts and omissions of its Sublicensees and subcontractors.

4.2.5

The agreement pursuant to which Innate grants rights to any Sublicensee or engages any subcontractor must be consistent in all material respects with this Agreement and without limitation must (a) contain terms obligating such Sublicensee or subcontractor to comply with the confidentiality, intellectual property and all other relevant provisions of this Agreement and (b) contain terms obligating such Sublicensee or subcontractor to permit MedImmune rights of inspection, access and audit substantially similar to those provided to MedImmune by this Agreement, while MedImmune holds the US Marketing Approval and in the period prior to the grant of EU Marketing Approval. Innate shall ensure that each Sublicensee and subcontractor accepts and complies with all applicable terms and conditions of this Agreement (including any obligations applicable to Affiliates). Innate hereby waives any requirement that MedImmune exhausts any right, power or remedy, or proceed against any Sublicensee or subcontractor for any obligation or performance under this Agreement prior to proceeding directly against Innate.

4.3

Retained Rights of MedImmune. Notwithstanding anything to the contrary in this Agreement and without limitation of any rights granted or reserved to MedImmune pursuant to any other term or condition of this Agreement, MedImmune hereby expressly retains, on behalf of itself and its Affiliates (and on behalf of its licensors, (sub)licensees and contractors) all right, title and interest in and to the Licensed MedI Patents, the Licensed MedI Know-How and the Product Trademarks for purposes of performing or exercising the Retained Rights, provided that, except with respect to the performance by

22.

MedImmune of its obligations under this Agreement or [***], the performance or exercise of the Retained Rights does not conflict with the exclusivity of any exclusive licence granted to Innate under clause 4.1 or under the [***]. [***].

4.4

No Other Rights Granted by MedImmune. Except as expressly provided herein and without limiting the foregoing, MedImmune grants no other right or licence, including any rights or licences to the Licensed MedI Patents, the Licensed MedI Know-How, Other AZ IPR, the Product Trademarks, the AstraZeneca Corporate Marks or any other Patent or Intellectual Property Rights not otherwise expressly granted herein.

4.5	Grants to MedImmune.

4.5.1

Innate hereby grants to MedImmune a perpetual and irrevocable, non-exclusive, royalty-free licence under the Innate Patents, the Innate Know-How and the Innate Regulatory Documentation, to perform its obligations under this Agreement and the [***] or to perform or exercise the Retained Rights.

4.5.2

MedImmune may grant sublicences under the licence granted in clause 4.5.1 to its Affiliates and Other Licensees but shall otherwise not have any rights to grant sublicences under that licence without Innate’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). For clarity, any sublicence to an Affiliate shall automatically terminate on such Person ceasing to be an Affiliate of MedImmune. MedImmune shall remain fully responsible and liable for the acts and omissions of its sublicensees.

4.6

Rights of Reference. If MedImmune transfers the EU Marketing Approval or US Marketing Approval to Innate, subject to MedImmune’s securing similar right of reference for Innate, its Affiliates and Sublicensees to the Regulatory Documentation of MedImmune, its Affiliates and its Other Licensees, Innate shall and does hereby grant to MedImmune and its Affiliates a licence and right of reference, with the right to grant sublicences and further rights of reference through multiple tiers, under such marketing approvals and any other Innate Regulatory Documentation as necessary for purposes of exercising the Retained Rights. Innate shall not grant any such licence or right of reference to any Third Party for Commercialization of the Licensed Product outside of the Territories. Innate shall, at MedImmune’s reasonable request and cost, obtain any certificates of pharmaceutical products for the Licensed Product (“CPP”) and provide any appropriate authorisations to the applicable Regulatory Authority to permit MedImmune (or its Affiliates and designees) such rights of reference. Innate shall not withdraw, or permit to be withdrawn, the US Marketing Approval or the EU Marketing Approval, any CPP or any other Innate Regulatory Documentation without providing at least [***] prior written notice to MedImmune, and on request shall transfer any such marketing approval or other Innate Regulatory Documentation to MedImmune. Innate shall give Medimmune at least [***] prior written notice of any planned variations or other amendments to the US Marketing Approval or the EU Marketing Approval or such other Innate Regulatory Documentation that would require a new CPP to be issued.

23.

4.7

No Other Rights Granted by Innate. Except as expressly provided herein, Innate grants no other right or licence, including any rights or licences to the Innate Patents, the Innate Know-How, the Innate Regulatory Documentation or any other Patent or Intellectual Property Rights not otherwise expressly granted herein.

4.8

Know-How Transfer. During the [***] period following MedImmune’s receipt of notification that Innate is ready to receive Licensed MedI Know-How MedImmune shall provide Innate with electronic (or tangible embodiments, if electronic is not available) of the Licensed MedI Know-How. MedImmune shall be responsible for the cost of providing one (1) set of copies (electronic, where they exist) only. MedImmune shall use Commercially Reasonable Efforts to provide Innate with all reasonable assistance required in order to transfer the Licensed MedI Know-How to Innate hereunder.

5.	RESTRICTIONS

5.1	Territorial Restrictions.

5.1.1

Innate acknowledges that MedImmune has reserved to itself and its Affiliates the right to distribute, market, Promote, offer for sale or sell the Licensed Product outside the Territories. To the extent permitted by Applicable Law, Innate shall not, and shall not permit any of its Affiliates, distributors or Sublicensees to, distribute, market, Promote, offer for sale or sell the Licensed Product actively or passively to any Person outside the Territories.

5.1.2

Having granted the licences hereunder giving Innate and its Affiliates the exclusive right to distribute, market, Promote, offer for sale or sell the Licensed Product inside the Territories, to the extent permitted by Applicable Law, save to the extent required for MedImmune to perform its obligations under this Agreement MedImmune, shall not, and shall not permit any of its Affiliates, distributors or Sublicensees, , to, distribute, market, Promote, offer for sale or sell the Licensed Product actively or passively to any Person in the Territories.

5.1.3	Neither Party shall [***].

6.	DEVELOPMENT PLAN/GOVERNANCE

6.1.1

An initial version of the plan for the continued Development of the Licensed Antibody and Licensed Product in the EU Territory and the related budget is attached as Schedule 10 (the “Development Plan”), as such Development Plan may be updated from time to time by the JDC. The Parties acknowledge and agree that the initial version of the Development Plan is consistent with MedImmune Innate’s obligations under the [***].

6.2	Alliance Managers.

With effect from the Effective Date, each Party shall appoint a person (an “Alliance Manager”) who shall manage and facilitate communications between the Parties under this Agreement and who shall work together to resolve quickly any issues between the Parties that may arise in connection with this Agreement. Each Party may replace its

24.

Alliance Manager at any time by notice in writing to the other Party. In particular the Alliance Managers shall:

(a)	attend meetings of the Committees as non-voting participants;

(b)	assist the chairperson of each Committee with respect to notifying the applicable members of such Committee of meetings and providing agendas and related information to such members;

(c)	assist the chairperson of each Committee to circulate for review, and obtain approval of, the minutes of each meeting of such Committee;

(d)	facilitate the delivery of reports relating to Development and Commercialization activities; and

(e)	otherwise coordinate the Parties’ activities under this Agreement, any transitional services agreement, any supply agreement and [***].

6.3	Committees.

6.3.1	Joint Development Committee.

(a)

Innate and MedImmune shall establish a joint development collaboration committee in accordance with this clause 6.3.1 (the “JDC”). The JDC shall remain in effect as from the Effective Date until the EU Marketing Approval is obtained and transferred to Innate (or until such time as the JDC determines that there is no reasonable prospect of the EU Marketing Approval being obtained). If the JDC is disbanded pursuant to the preceding sentence and the Parties thereafter decide to commence or re-commence any Development activities, the JDC shall be re-established and remain in effect until for the duration of performance of such Development activities.

(b)

The JDC shall serve as a forum for discussing and sharing Information and materials; discussing strategy regarding the Development of the Licensed Product in the Territories and, in particular, the strategies and actions required to obtain the EU Marketing Approval, and discussing the allocation of Development activities to be conducted by Innate and MedImmune respectively.

6.3.2

Each Party shall appoint [***] as its voting members of the JDC. Each Party’s representatives on the JDC as of the Effective Date are set forth in Schedule 9. The JDC shall be chaired by a representative of Innate. The chairperson shall be responsible for calling meetings, setting the agenda, circulating the agenda at least [***] to each meeting and distributing minutes of the meetings within [***] following such meetings (provided that the chairperson may elect to delegate the performance of its responsibilities to other members of the JDC from time to time), but will not otherwise have any greater power or authority than any other member of the JDC. The chairperson shall coordinate with each Party to schedule each JDC meeting in good time in advance of such meeting. Each Party shall disclose to the chairperson any proposed agenda items, along with appropriate

25.

information and materials as early as reasonably practicable in advance of such meeting, but no less than [***]. The chairperson shall not unreasonably reject any proposed call for a JDC meeting or proposed agenda items made by either Party. At least one (1) member of the JDC selected by Innate and one (1) member of the JDC selected by MedImmune shall have substantial experience in pharmaceutical product research and development, and all of the members of the JDC shall have such expertise as appropriate to the activities of the JDC. Each Party may replace its members of the JDC upon written notice to the other Party, provided that any such substitute member shall have substantially the equivalent functional expertise, experience and seniority as the member that such person replaces provided that the Parties shall use Commercially Reasonable Efforts to keep replacements to a minimum. From time to time, the JDC may invite non-voting personnel of either Party to participate in discussions of the JDC. An alternate voting member designated by a Party may serve temporarily in the absence of a permanent voting member appointed by such Party, and either Party may also designate one or more non-voting consultants to such Party who are under written obligations of confidentiality to such Party as JDC observers who may attend the JDC meetings in an observational or advisory capacity only.

6.3.3

The JDC shall hold meetings at such times and places as shall be determined by a majority of the entire membership of the committee, but in no event shall such meetings be held less frequently than once every [***]. Meetings of the JDC will alternate between the offices of the Parties, unless otherwise agreed upon by the members of the JDC, or may be held via internet, telephonically or by videoconference; provided that at least [***] shall be held in person. Meetings of the JDC will be effective only if at least [***] of each Party are in attendance or participating in the meeting. Each Party will be responsible for the expenses incurred in connection with its employees, consultants and its members of the JDC attending or otherwise participating in JDC meetings.

6.3.4

Either Party may convene at any time a meeting of the JDC to discuss and, if agreed, approve any increase in the amount of Costs likely to be incurred in connection with Development activities that exceed the corresponding budgeted amount for those activities. If the JDC shall not be able to reach a decision on any additional Costs and Budgets, then neither Party shall be liable under this Agreement to the other for any failure to achieve or delay in achieving any obligation the satisfaction of which is contingent upon the incurrence of such additional Costs.

6.3.5

The JDC’s responsibilities will include, among others, (i) reviewing and approving the Development Plan, Development Budget, Regulatory Documentation and EU Regulatory Transition Plan, and any amendments thereto, (ii) reviewing and approving protocols for any new Clinical Trials and any amendments or modifications to such protocols or studies, (iii) performing quarterly reviews of the progress of Development and considering any proposed additional studies, (iv) facilitating the exchange of information and materials, (v) reviewing and advising on a proposal by either Party to stop an Existing Product Trial or any new Clinical Trial of the Licensed Product, (vi) reviewing and commenting on allocation of responsibility for Development activities between the Parties, (vii) discussing each Party’s progress under the Development Plan, including reviewing progress toward timelines and budget, Study Results and the status of achieving Regulatory Approval; (viii) providing strategic direction and consultation with respect to Development of Licensed

26.

Products (including regulatory strategy); (ix) coordinating communication between the Parties; (x) resolving disputes between the Parties relating to the Development Plan or relating to any pharmacovilance maters that cannot be resolved at the respective functional teams of the Parties, and (xi) performing such other functions as designated to the JDC under this Agreement or mutually agreed between the Parties. For clarity, any and all decisions taken by JDC through the responsibilities defined in this section 6.3.5 shall be consistent with the provisions of the Development Plan, the Budget, the Costs and the Supply Agreement (including the supply forecasts for the Licensed Products). Notwithstanding anything to the contrary set forth in this Agreement, the JDC will have no authority to (a) amend, modify or waive compliance with this Agreement or otherwise impose any obligation on the Parties in deviation from this Agreement, or (b) resolve any dispute concerning the validity, compliance with, or breach of, this Agreement.

6.3.6

The JDC shall make decisions on all matters within the scope of` its authority only by unanimous consent, with the MedImmune voting members cumulatively having one (1) vote and the Innate voting members cumulatively having one (1) vote, irrespective of the number of members actually in attendance at a meeting. In the event that unanimity cannot be reached by the JDC on a matter before it for decision within [***] after the matter was first considered by it then the matter may be referred by either Party to the Executives, who shall meet (in person, via internet, telephonically or by videoconference) and attempt to resolve the matter within [***] of such referral. In the event that the Executives are unable to reach consensus within such [***] period, subject to clause 6.3.6 Innate shall have the final decision making authority [***].

6.3.7

Prior to and during such time as MedImmune is MAH of the US Marketing Approval or EU Marketing Approval, as the case may be, [***]. Upon and after such time as Innate is MAH of the US Marketing Approval or EU Marketing Approval, as the case may be, [***].

6.3.8	Joint Commercialization Committee.

(a)

Formation and Purpose. Promptly following the Effective Date, the Parties shall form a joint commercialisation committee (the “Joint Commercialization Committee” or “JCC”) to oversee and coordinate the Parties activities with respect to, and optimise the Commercialization of the Licensed Product in the US Territory during the US Transition Period. The initial members of the JCC (and their functional responsibilities) are set forth on Schedule 9. The JCC shall be chaired by a representative of MedImmune. The chairperson shall be responsible for calling meetings, setting the agenda, circulating the agenda at least [***] prior to each meeting and distributing minutes of the meetings within [***] following such meetings (provided that the chairperson may elect to delegate the performance of its responsibilities to other members of the JCC from time to time), but will not otherwise have any greater power or authority than any other member of the JCC. The chairperson shall coordinate with each Party to schedule each JCC meeting in good time in advance of such meeting. Each Party shall disclose to the chairperson any proposed agenda items, along with appropriate information and materials as early as reasonably practicable in advance of such meeting, but no less than [***]. The chairperson shall not unreasonably reject any proposed call for a JCC meeting

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or proposed agenda items made by either Party. At least one (1) member of the JCC selected by Innate and one (1) member of the JCC selected by MedImmune shall have substantial experience in commercialization of pharmaceutical products in the US Territory, and all of the members of the JCC shall have such expertise as appropriate to the activities of the JCC. Each Party may replace its members of the JCC upon written notice to the other Party, provided that any such substitute member shall have substantially the equivalent functional expertise, experience and seniority as the member that such person replaces provided that the Parties shall use Commercially Reasonable Efforts to keep replacements to a minimum. From time to time, the JCC may invite non-voting personnel of either Party to participate in discussions of the JCC. An alternate voting member designated by a Party may serve temporarily in the absence of a permanent voting member appointed by such Party, and either Party may also designate one or more non-voting consultants to such Party who are under written obligations of confidentiality to such Party as JCC observers who may attend the JCC meetings in an observational or advisory capacity only.

(b)

Meetings. The JCC shall hold meetings at such times and places as shall be determined by a majority of the entire membership of the committee, but in no event shall such meetings be held less frequently than once every [***]. Meetings of the JCC will alternate between the offices of the Parties, unless otherwise agreed upon by the members of the JCC, or may be held via internet, telephonically or by videoconference; provided that at least [***] shall be held in person. Meetings of the JCC will be effective only if at least two JCC members of each Party are in attendance or participating in the meeting. Each Party will be responsible for the expenses incurred in connection with its employees, consultants and its members of the JCC attending or otherwise participating in JCC meetings.

(c)

Either Party may convene at any time a meeting of the JCC to discuss and, if agreed, approve any increase in the amount of Costs likely to be incurred in connection with Commercialization activities that exceed the corresponding budgeted amount for those activities. If the JCC shall not be able to reach a decision on any additional Costs and Budgets, then neither Party shall be liable under this Agreement to the other for any failure to achieve or delay in achieving any obligation the satisfaction of which is contingent upon the incurrence of such additional Costs.

(d)

Specific Responsibilities of the JCC. In support of its responsibility for overseeing, coordinating and optimising the Commercialization of the Licensed Product in the US Territory during the US Transition Period, the JCC shall:

(i)	review and approve the Commercialization Plan and anticipated Commercialization Costs;

(ii)	facilitate the flow of information with respect to Commercialization activities being conducted for the Licensed Product in the US Territory during the US Transition Period;

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(iii)	discuss pricing, reimbursement and discount strategy for the Licensed Product in the US Territory;

(iv)

discuss and seek to finalise the draft commercial transition plan in accordance with clause 3.7 and the provisions of the Development Plan, and oversee the implementation of the commercial transition plan;

(v)	discuss demand planning and supply forecast (subject to the provisions of the [***] Supply Agreement and [***] Supply Agreement).

(e)

Decision Making. The JCC shall make decisions on all matters within the scope of its authority only by unanimous consent, with the MedImmune voting members cumulatively having one (1) vote and the Innate voting members cumulatively having one (1) vote, irrespective of the number of members actually in attendance at a meeting. In the event that unanimity cannot be reached by the JCC on a matter before it for decision, having considered the matter in good faith with a view to mutually beneficial resolution, within fifteen (15) days after the matter was first considered by it then the matter may be referred by either Party to the Executives, who shall meet (in person, via internet, telephonically or by videoconference) and attempt to resolve the matter within fifteen (15) days of such referral. In the event that the Executives are unable to reach consensus within such fifteen (15) day period, Innate shall have the final decision making authority [***].

(f)

Disbandment. The JCC shall cease to exist from the end of the US Transition Period and thereafter responsibility for the oversight of Commercialization of the Licensed Product in the US Territory shall pass to Innate (or as otherwise agreed in the commercial transition plan). If the Parties elect to form a Committee for the oversight of Commercialization activities in the EU Territory, then the JCC shall be reconstituted with such roles and responsibilities as the Parties may agree.

6.3.9	Joint Working Groups.

(a)

The Parties will either directly or through the JDC or JCC establish one or more operational teams, which may be formal or informal, including with respect to transition, supply chain, pharmacovigilance, regulatory and other matters. Such teams shall be made up of an adequate number of persons from each Party with the necessary skills to coordinate and execute the day-to-day activities required for the implementation of the decisions from each Committee (the “Project Teams”).

(b)

The Project Teams shall periodically, or at the request of the Committees, submit to the applicable Committees progress reports in relation to its activities under the Development and Commercialization Plans.

7.	ONGOING AND FUTURE CLINICAL TRIALS

7.1

Existing Product Trials. Following the Effective Date, MedImmune shall continue, unless otherwise indicated by the Commercialization Plan or Development Plan or directed by the JDC or JCC, to conduct any Existing Product Trial that commenced prior to the

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Effective Date and shall be responsible for the activities associated therewith. Innate shall be responsible for, and shall reimburse MedImmune for, any and all Costs incurred by MedImmune or its Affiliates in connection with any Existing Product Trial (including those related to pharmacovigilance) from the Effective Date in accordance with the Commercialization Plan or the Development Plan. MedImmune shall notify Innate as soon as reasonably practicable of any material developments or results in respect of any Existing Clinical Trial, including providing Innate with an electronic copy of such results, which shall be deemed to be Licensed MedI Know-How.

7.2

Existing Research and Collaboration Agreements. Prior to the Effective Date, MedImmune has entered into the Existing Research and Collaboration Agreements. Following the Effective Date, the JDC or JCC (as relevant) shall monitor MedImmune’s performance under such Existing Research and Collaboration Agreements, which shall be at Innate’s cost and expense. MedImmune shall notify Innate as soon as reasonably practicable of any material developments or results in respect of any Existing Research and Collaboration Agreements as well as the completion of the collaboration and/or the termination of any such Existing Research and Collaboration Agreement. MedImmune shall provide Innate with a copy of such results in the format received, which shall be deemed to be Licensed MedI Know-How.

7.3

Additional Trials. Without limiting Innate’s responsibility for all Development Costs, Innate shall be responsible for all Costs associated with any new Clinical Trials relating to the Licensed Antibody or Licensed Product in the Territories and, subject to MedImmune agreeing to provide support to Innate in connection with such new Clinical Trial, which agreement shall not be unreasonably withheld or delayed if such Clinical Trials are required to obtain Regulatory Approval, shall reimburse MedImmune for all such Costs incurred by it and its Affiliates in connection with any such new Clinical Trial, provided that the protocols and supervising of such Clinical Trials have been agreed by the JDC. MedImmune shall notify Innate as soon as reasonably practicable of any request from any Regulatory Authority for any new Clinical Trial for the Licensed Antibody or Licensed Product in the Territories and any material developments or results in respect of such trial. MedImmune shall not be under any obligation to undertake or fund any additional Clinical Trials of the Licensed Antibody or Licensed Product in the Territories. For the avoidance of doubt, Innate shall be responsible for all Costs associated with any life cycle management related to the Licensed Product in the Territories.

8.	CERTAIN DILIGENCE OBLIGATIONS

8.1	Development Diligence: Pre-Transfer of Marketing Approvals.

(a)

From the Effective Date until the MAH Transfer Date, MedImmune shall use its Commercially Reasonable Efforts to comply with its obligations under the Commercialization Plan. For the duration of the Development Plan, MedImmune shall use its Commercially Reasonable Efforts to comply with its obligations under the Development Plan.

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(b)

From such time as Innate commences its first activities under the Commercialization Plan until the MAH Transfer Date for the US Marketing Approval, Innate shall, at MedImmune’s reasonable request, use Commercially Reasonable Efforts to support MedImmune to maintain the US Marketing Approval in the Field in the US Territory.

(c)	During the period that MedImmune is providing the Regulatory Services, it shall provide (or procure the provision of) such services in accordance with the Service Standard.

(d)

From the Effective Date until the MAH Transfer Date for the EU Marketing Approval (provided the EU Marketing Approval is granted), Innate shall, at MedImmune’s reasonable request, use Commercially Reasonable Efforts to support MedImmune to obtain and, following grant of the EU Marketing Approval, maintain, the EU Marketing Approval in the Field in the EU Territory.

9.	COMMERCIALISATION ACTIVITIES

9.1	Responsibility for Commercialization.

9.1.1	Following the end of the US Transition Period (with respect to the US Territory), Innate shall:

(a)	be responsible for Commercialization of the Licensed Product in the Field in the US Territory at its cost and expense;

(b)

subject to Applicable Law, invoice and book sales, establish all terms of sale (including pricing and discounts) and warehouse and distribute the Licensed Product in the Field in the Territories and perform or cause to be performed all related services; and

(c)

subject to clause 12.4, handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution and inventory management with respect to the Licensed Product in the Territories.

9.1.2

From the Effective Date, Innate shall be responsible for the Commercialization of the Licensed Product in the EU Territory (subject to the EU Marketing Approval being granted and transferred from MedImmune to Innate).

9.2

Markings. Subject to any local regulatory requirements, Innate shall be identified on the Licensed Product Labelling. All changes to the Licensed Product Labelling required to so identify Innate shall be at Innate’s cost. The timing of any such changes shall be agreed by the Parties following discussions by the JCC, taking into account existing inventory of Licensed Product and Manufacturing and regulatory requirements.

9.3

Promotional Materials. Following the Effective Date and as part of the Commercialization Plan, MedImmune shall provide to Innate MedImmune Promotional Materials so that Innate can develop its own Promotional Materials (including web and

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social media content) for the Licensed Product (collectively, the “Innate Marketing Materials”). The Innate Marketing Materials shall be consistent with the Product Labelling in all material respects. Innate shall provide copies of the Innate Marketing Materials to the JCC for review promptly following their creation by Innate or a material amendment, and prior to their use. Innate shall be responsible for creating any necessary local variants of the Innate Marketing Materials for use in each country in the Territories and shall ensure that such marketing materials are consistent with the Innate Marketing Materials provided to the JCC for review. Innate shall use Promotional Materials that are consistent with the Innate Marketing Materials provided to the JCC for review (and only such marketing materials, together with Product Labelling) in Commercializing the Licensed Product in the Territories. While MedImmune is the MAH, (a) all Innate Marketing Materials for the Licensed Product in the US must be approved by MedImmune in writing prior to its use (such approval not to be unreasonably withheld, delayed or conditioned) and (b) after any such approval the approved Innate Marketing Materials shall, at MedImmune’s reasonable request, be subject to re-approval by MedImmune (such re-approval not to be unreasonably withheld, delayed or conditioned).

9.4

Promotion of Products. Until such time as MedImmune (or any of its Affiliates) ceases to be the MAH in the US with respect to Innate and during the SOTC Period with respect to MedImmune, each Party shall train the Field Force and ensure that all Promotional activities relating to the Licensed Product are undertaken in accordance with standards equivalent to, or higher than, the AZ Promotion Principles.

10.	PAYMENTS

10.1

Upfront Amount. In partial consideration of the rights granted by MedImmune to Innate under this Agreement, Innate shall pay to MedImmune a non-refundable one-time upfront payment of fifty million Dollars ($50,000,000) (“Upfront Amount”) on the later of the Effective Date and January 31, 2019, by way of electronic transfer to the account set forth in clause 10.8.

10.2

Milestone Payments. In partial consideration of the rights granted by MedImmune to Innate hereunder, Innate shall pay MedImmune the following milestone payments within [***] after the first achievement of each of the following milestone events, which payments shall be a one-time payment, non-refundable, non-creditable and fully earned upon achievement of the relevant milestone event:

Milestone Event	Milestone Payment ($)

The date on which gross sales of Licensed Product during the 2019 Calendar Year in the US Territory equals or exceeds [***].	10,000,000

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Date on which MedImmune files for the BLA (or its European equivalent) with the EMA (or files for the BLA (or its European equivalent) in [***].	15,000,000

10.3	Determination that milestones have occurred. Either Party shall notify the other promptly of the achievement of each of the events identified as a milestone in clause 10.2.

10.4	Other Payments

10.4.1

The Development Plan includes that Development Budget (which includes the budget for the Regulatory Services), and the Commercialization Plan includes, a budget for the Supply Expenses, as such budgets may be updated from time to time by mutual agreement, and may be supplemented by budgets for other services that are not included in the SOTC Services (together the “Budgets”).

10.4.2

The Costs incurred by MedImmune and its Affiliates pursuant to any Budgets and pursuing the Commercialization Plan and Development Plan, shall be reimbursed by Innate on a quarterly basis in arrears, upon receipt from MedImmune of an invoice including reasonable supporting evidence of the Costs, provided that such Costs have not already been compensated under this Agreement. Any Costs incurred by MedImmune and its Affiliates in excess of [***] of the amount budgeted for the applicable Calendar Quarter in any given Budget (the “Excess Costs”) shall be reimbursable by Innate only if (i) such Excess Costs were incurred as a result of circumstances outside MedImmune’s control or otherwise by the occurrence of a force majeure event, (ii) the incurrence of such Excess Costs was approved by the JDC or JCC, or (iii) such Excess Costs were not incurred as a result of MedImmune’s failure to perform the corresponding obligations in the Development Plan or Commercialization Plan (as the case may be) in accordance with the Services Standard.

10.4.3	[***].

10.5	[***]. Innate shall make the payments set forth in, and contemplated by, the [***]. Other than those payments, no other payments shall be due by Innate in respect of the [***].

10.6	[***]. Innate shall make the payments set forth in, and contemplated by, the [***]. Other than those payments, no other payments shall be due by Innate in respect of the [***].

10.7

No other payments. The payments referred to in this clause 10, clause 3.8 and Schedule 2 and clause 3.2 and Schedule 3 are Innate’s sole payment obligations to MedImmune, its Affiliates and their respective licensors or contractors in respect of the grant of licenses described in clause 4 and the Development and Commercialization obligations undertaken by MedImmune under this Agreement.

10.8	Mode of Payment; Offsets. All payments to MedImmune under this Agreement shall be made by deposit of Dollars in the requisite amount to the UK bank account notified in

33.

advance by MedImmune to Innate, or such other account as MedImmune may from time to time designate by notice to Innate. Neither Party shall have the right to offset, set off or deduct any amounts from or against other amounts due hereunder. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), the Parties shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s, as applicable, standard conversion methodology consistent with GAAP.

10.9	Taxes.

10.9.1

General. The Upfront Amount, milestone payments and other payments payable by Innate to MedImmune pursuant to this Agreement (each, a “Payment”) shall be paid without any deduction or withholding for or on account of any Tax, except for any such deduction or withholding required by Applicable Law. The Parties acknowledge and agree that in accordance with Applicable laws as of the Effective Date, no withholding Tax should apply. Except as provided in this clause 10.9.1, MedImmune shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by Innate) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Innate shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if MedImmune is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, applicable withholding Tax, it may deliver to Innate or the appropriate Governmental Authority (with the assistance of Innate to the extent that this is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Innate of its obligation to withhold such Tax and Innate shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that Innate has received evidence that MedImmune has duly delivered all applicable forms (and that, if applicable, all governmental authorisations that are required to be received by the appropriate Party have been so received) at least [***] prior to the time that the Payments are due. If, in accordance with the foregoing, Innate withholds any amount, it shall pay to MedImmune the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to MedImmune proof of such payment within [***] following such payment. If Innate shall have transferred (whether by way of legal or equitable assignment, declaration of trust, novation or otherwise) the benefit in whole or in part of this Agreement or shall, after the Effective Date, have changed its Tax residence or the permanent establishment to which the rights under this Agreement are allocated and, a payment under this Agreement is subject to a requirement to withhold for or on account of Tax where the payment would not have been subject to such withholding requirement in the absence of such transfer, change of Tax residence or permanent establishment, then Innate or its assignee (as the case may be) shall be obliged to pay to MedImmune such sum as will, after such deduction or withholding has been made, leave MedImmune with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding; provided that, upon Innate’s or its assignee’s reasonable request, if MedImmune is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, any applicable withholding Tax, it shall deliver to Innate or its assignee or

34.

the appropriate Governmental Authority (with the assistance of Innate or its assignee to the extent that this is reasonably required) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Innate of its obligation to withhold such Tax.

10.9.2

Indirect Tax. Notwithstanding anything contained in clause 10.9.1, this clause 10.9.2 shall apply with respect to Indirect Tax. All amounts expressed to be payable under this Agreement (including the Upfront Amount) by any Party to this Agreement which (in whole or in part) constitute the consideration for any supply for Indirect Tax purposes are deemed to be exclusive of any Indirect Tax which is chargeable on that supply, and accordingly, if any Indirect Tax is or becomes chargeable on any supply made by any Party to this Agreement (the “Supplier”) and the Supplier or an Affiliate of the Supplier is required to account to the relevant Tax Authority for the Indirect Tax, the Party receiving such chargeable supply (the “Recipient”) shall pay to the Supplier (in addition to and at the same time as paying any other consideration for such supply, or [***] after the receipt by the Recipient of an appropriate invoice in respect of such Indirect Tax) an amount equal to the amount of the Indirect Tax (and such Supplier must promptly provide an appropriate invoice in respect of such Indirect Tax to the Recipient to the extent that such an invoice has not already been provided).

10.9.3	Tax Warranties. In this clause 10.9.3:

(a)	references to “committing tax evasion” shall include:

(i)	fraudulently or dishonestly failing to pay any amount of tax to the relevant Tax Authority within any applicable time limit for the payment of such tax without incurring interest and/or penalties; and

(ii)

fraudulently or dishonestly claiming any relief, allowance, credit, deduction, exemption or set off in respect of any tax (or relevant to the computation of any income, profits or gains for the purposes of any tax), or any right to or actual repayment of or saving of tax; and

(iii)	“tax” or “taxation” means:

(1)	taxes on gross or net income, profits and gains, and

(2)

all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any excise, property, wealth, capital, value added, sales, use, occupation, transfer, franchise and payroll taxes and any national insurance or social security contributions, together with all penalties, charges, fees and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them.

(b)	Each Party represents, warrants and undertakes that

(i)	neither it nor its Affiliates shall commit tax evasion;

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(ii)	neither it nor its Affiliates shall undertake any activities which would facilitate or otherwise result in another person committing tax evasion; and

(iii)

it and its Affiliates shall maintain reasonable procedures designed to prevent any employees, agents or other persons who perform services for them or on their behalf from undertaking any activities which would facilitate or otherwise result in another person committing tax evasion.

(c)	Each Party shall promptly report any apparent breach of clause 10.9.3(b) to the other Party.

(d)	Each Party shall:

(i)	answer, in reasonable detail, any written or oral inquiry from the other Party related to Innate’s compliance with clause 10.9.3(b), 10.9.3(c) and 10.9.3(d);

(ii)	facilitate the interview of staff employed by Innate (or any agent of Innate) at any reasonable time specified by the other arty related to compliance with this clause 10.9.3; and

(iii)	co-operate with the other Party and/or any regulator or Governmental Authority in relation to any investigation relating to the matters referred to in this clause.

Breach of this clause 10.9.3 shall be deemed a material breach under clause 20.2.1, and for that purpose a breach of clause 10.9.3(b) or 10.9.3(c) shall be regarded as incapable of remedy.

10.9.4	Unless otherwise expressly provided, all payments due by one party to another under the Agreement shall be made against invoices.

10.10

Interest on Late Payments. If either Party fails to pay any amount payable under this Agreement by the due date for payment then, without prejudice to any other rights or remedies that the other Party may have, interest shall accrue thereon (before and after any judgment) at an annual rate [***], as adjusted from time to time and published by [***], such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest. Notwithstanding the previous sentence, the payable interest rate shall never be less than [***].

10.11

The consideration paid by Innate under this Agreement shall be allocated to the Licensed MedI Patents, the Licensed MedI Know-How, the Product Trademarks and other commitments made by MedI under this Agreement. No portion of the consideration shall be allocated to the [***].

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11.	RECORDS AND REPORTING

11.1

Development Records. MedImmune, with respect to its Development activities in the EU Territory (and, if applicable, the US Territory) relating to the Licensed Product (including any Existing Product Trial), and Innate to the extent that Innate is engaged in any Development of the Licensed Product, shall, and shall cause its Affiliates to, maintain, in good scientific manner, complete and accurate books and records pertaining to such Development activities. Such books and records shall (a) be appropriate for Patent and regulatory purposes, (b) be in compliance with Applicable Law, (c) properly reflect all work done and results achieved in the performance of its Development activities hereunder, (d) record only such activities and not include or be commingled with records of activities outside the scope of this Agreement and (e) be retained by MedImmune or Innate (as applicable) for at least [***] after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law.

11.2

Development Reports. During the period when the JDC operates between the Parties as contemplated by this Agreement, within [***] following the end of each Calendar Quarter during which a Party is conducting Development activities with respect to the Licensed Product in the EU Territory, such Party shall provide the JDC with a report summarising its activities to Develop the Licensed Product in the Territories, such report to include a summary of the work completed, a summary of the work in progress, and, if applicable, a summary of a current schedule of planned activities in the Calendar Quarter following the reporting period. Such report shall contain sufficient detail to enable the JDC to assess each Party’s compliance with its obligations set forth in clause 8.1.

11.3

Financial Records. Each Party shall and shall cause its Affiliates (and if applicable, Innate’s Sublicensees) to, keep complete and accurate financial books and records pertaining to the Commercialization of the Licensed Product hereunder, including books and records of Development Costs, Commercialization Costs, other fees pursuant to this Agreement and Net Sales of Licensed Product, in sufficient detail to calculate and verify all amounts payable hereunder. Such records shall be in compliance with Applicable Law. Each Party shall and shall cause its Affiliates and (if applicable, Innate’s Sublicensees) to, retain such books and records until the later of (a) [***] after the end of the period to which such books and records pertain and (b) the expiration of the applicable Tax statute of limitations (or any extensions thereof) or for such longer period as may be required by Applicable Law.

11.4

Commercialization Reports. Within [***] following the end of each Calendar Quarter during which MedImmune is providing SOTC Services, MedImmune will provide Innate with a report summarising MedImmune’s activities to Commercialize the Licensed Product in the US Territory pursuant to the SOTC Services, such report to include a summary of the work completed, a summary of the work in progress, and, if applicable, a summary of a current schedule of planned activities in the Calendar Quarter following the reporting period. Such report shall not be required to be any more detailed or comprehensive than any similar report MedImmune would use for internal reporting purposes. If during the 2019 Calendar Year Innate carries out any Commercialization activities with respect to the US Territory, then it shall, within [***] following the end of each Calendar Quarter during

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which Innate is conducting those activities, provide MedImmune with a report summarising Innate’s activities to Commercialize the Licensed Product in the US Territory, such report to include a summary of the work completed, a summary of the work in progress, and, if applicable, a summary of a current schedule of planned activities in the Calendar Quarter following the reporting period. Each such report shall contain sufficient detail to enable the other Party to assess the reporting Party’s compliance with its obligations under the Commercial Plan and commercial transition plan, as applicable, including: (a) field force size and allocation; (b) the number and position of Details in the applicable period; (c) the nature of Promotional activities and Licensed Product sampling activities; (d) market and sales promotional programs; and (e) the conduct of advertising, public relations and other promotional programs, including professional symposia and speaker and peer-to-peer activity programs used in the Commercialization of the Licensed Product.

11.5

Audit. In respect of any Calendar Year in which SOTC Services are being provided, at the request of either Party, the other Party shall and shall cause its Affiliates to, permit such Party or an independent auditor designated by such Party and reasonably acceptable to the other Party, not more than once in respect of each such Calendar Year and at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to this clause 11 to ensure the accuracy of all reports and payments made hereunder. Except as provided below, the cost of this audit shall be borne by the auditing Party, unless the audit reveals, with respect to the period covered by the audit, a variance of more than [***] from the reported financial amounts for such period, in which case the audited Party shall bear the cost of the audit. Unless disputed pursuant to clause 11.6, if such audit concludes that (a) additional amounts were owed by the audited Party, then the audited Party shall pay the additional amounts, with interest from the date originally due or (b) excess payments were made by the auditing Party, the audited Party shall reimburse such excess payments, in either case ((a) or (b)), within [***] after the date on which such audit is completed by the auditing Party.

11.6

Audit Dispute. In the event of a dispute arising out of or in connection with any audit under clause 11.5, the Parties agree to submit the dispute, in the first instance, to administered expert proceedings in accordance with the Rules for the Administration of Expert Proceedings of the International Chamber of Commerce. After the International Centre for ADR’s notification of the termination of the administered expert proceedings, the dispute, if it has not been resolved, shall be resolved in accordance with the dispute resolution mechanism set out in clause 21.6.

12.	REGULATORY ACTIVITIES

12.1	Regulatory Approvals.

12.1.1	During:

(a)

the US Transition Period, MedImmune or its Affiliate shall remain the MAH for the Licensed Product in the US Territory and use Commercially Reasonable Efforts to maintain the US Marketing Approval (provided that nothing in this clause

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12.1.1(a) shall impose any obligation on MedImmune with respect to the costs of new Clinical Trials for the Licensed Product in the US); and

(b)

the EU Transition Period, MedImmune shall in accordance with the Development Plan continue to prepare and, once prepared, submit the BLA to the EMA and Swissmedic to obtain the EU Marketing Approval and in connection with this shall have the right (following consultation with Innate through the JDC) to conduct communications with the EMA and Swissmedic in the EU Territory in its name, provided that, MedImmune shall have no obligation to carry out any Development activities with respect to the Licensed Product unless set forth in the Development Plan.

12.1.2

Until the MAH Transfer Date in the US Territory or the EU Territory, as the case may be, the Parties acknowledge that MedImmune (or an Affiliate of MedImmune) holds (or will hold) the US Marketing Approval and the EU Marketing Approval (as applicable) and has certain rights and obligations under Applicable Law as a holder of such approvals and is required to undertake or have undertaken certain activities in connection with such approvals (the “MAH Related Responsibilities”). During such time that MedImmune is the holder of the US Marketing Approval and/or the EU Marketing Approval, subject to the terms of this Agreement, Innate shall cooperate fully with MedImmune in the discharge of the MAH Related Responsibilities and shall use Commercially Reasonable Efforts to perform its Development and Commercialization activities with respect to the Licensed Product under the US Marketing Approval or EU Marketing Approval, as applicable, and otherwise act under and in accordance with such approvals and the AZ Promotion Principles. During the Term, if necessary to permit Innate or its nominee to lawfully perform all or some of the MAH Related Responsibilities on behalf of MedImmune, or its Affiliate as contemplated by this Agreement, MedImmune or its Affiliate, as holder, shall provide Innate or its nominee with a power of attorney or delegation of authority.

12.2	Transfers of Regulatory Approvals.

12.2.1

Subject to Applicable Law, MedImmune shall transfer the (i) US Marketing Approval to Innate on the US Transfer Date, and (ii) EU Marketing Approval (if obtained) to Innate in accordance with the EU Regulatory Transition Plan, (either date being a “MAH Transfer Date”).

12.2.2

Innate and MedImmune shall ensure that the Commercialization Transition Plan contains provisions relating to the transfer of the US Marketing Approval and shall prepare and agree, acting through the JDC, a regulatory transition plan for the transfer of the EU Marketing Approval (once approved and agreed, the “EU Regulatory Transition Plan”). The EU Regulatory Transition Plan shall include any services to be provided by MedImmune in connection with such transition and the fee payable (on an FTE basis and at the applicable FTE Rate quoted by MedImmune) by Innate for such activities.

12.2.3	Following an MAH Transfer Date, Innate shall be the MAH for the US Marketing Approval or the EU Marketing Approval and shall assume all regulatory responsibilities

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with respect to the Licensed Product in the US Territory or EU Territory, as the case may be.

12.2.4

On or prior to the Effective Date and on an on-going basis thereafter promptly upon the creation or receipt of, or update to MedI Regulatory Documentation, MedImmune shall provide Innate with an electronic copy of the MedI Regulatory Documentation relating to the Licensed Product in the US Territory or EU Territory, as applicable, through an electronic repository in a form agreed between the Parties. The MedI Regulatory Documentation shall not include any source documents associated with individual case safety reports and MedImmune shall not be required to transfer any such documents or reports. For the avoidance of doubt, MedI Regulatory Documentation constitutes Licensed MedI Know How and shall remain as such notwithstanding the transfer of the US Marketing Approval or EU Marketing Approval to Innate. Accordingly, such Information may only be used or disclosed by Innate or its Affiliates or Sublicensees in accordance with the terms and conditions of this Agreement.

12.3	Communications and Filings with Regulatory Authorities.

12.3.1

With respect to the Licensed Product, the MAH shall be responsible for all communications with the Regulatory Authorities in the US Territory and EU Territory (as applicable) with respect to the Licensed Product.

12.3.2

While MedImmune is the MAH with respect to the Licensed Product, it shall wherever practicable provide Innate with reasonable advance notice of all meetings, conferences, discussions or other communications (whether face-to-face or teleconference and including any meeting of experts convened by a Regulatory Authority concerning any topic relevant to the Licensed Product) with a Regulatory Authority concerning any matter relating to the Licensed Product in the Territories within [***] after the earliest of the occurrence, notice or scheduling of such meeting (or as quickly as feasibly possible if the meeting is scheduled with less than a [***] prior notice), including copies of all related documents and other relevant information relating to such meetings, conferences, discussions or other communications. Innate shall have the right to have reasonable representation present at and to participate in such meetings, conferences, discussions and other communications.

12.3.3	While MedImmune is the MAH in either of the Territories, it shall promptly provide Innate with the following , or if not practicable to provide, written summaries of the following:

(a)	copies of all regulatory correspondence to or from the Regulatory Authorities relating to the Licensed Product in the US Territory or EU Territory (as applicable);

(b)

advance copies of material submissions and filings (e.g., INDs, BLAs, major supplements or amendments to the foregoing, material labelling supplements, Regulatory Authority meeting requests and core data sheets) to the Regulatory Authorities and a reasonable opportunity to comment in advance on such submissions (which comments MedImmune shall consider in good faith and shall be incorporated therein to the extent reasonable);

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(c)	notices of any revocations of Regulatory Approvals with respect to the Licensed Product and any Licensed Product recalls or withdrawals in the Territories;

(d)

reasonable responses to inquiries by Innate regarding the Regulatory Approval and Commercialization processes for the Licensed Product in the Territories, including reasonable access to MedImmune’s personnel in connection with such inquiries;

(e)

copies of all other documents and correspondence pertaining to the Licensed Product in the Territories after they have been submitted to, or received from, the Regulatory Authorities in the Territories; and

(f)

if and to the extent not provided in accordance with the Pharmacovigilance Agreement, any other material safety information in relation to the Licensed Product outside the Territories to the extent that such information might reasonably be expected to be relevant to the Development or Commercialization of the Licensed Product in the Territories by Innate.

12.3.4

MedImmune shall, where practicable and feasible, take into account Innate’s comments provided as part of the discussions at the JCC and JDC (where applicable) with respect to any filing with, response to, or interactions with the Regulatory Authorities relating to the Licensed Product in the US Territory or EU Territory in each case in accordance with the Commercialization Plan and Development Plan.

12.4	Recalls, Suspensions or Withdrawals.

12.4.1

Notification. Each Party shall notify the other Party promptly (but in no event later than [***]) following its determination that any event, incident or circumstance has occurred that may result in the need for a recall, market suspension or market withdrawal of the Licensed Product (whether in the Territories or outside the Territories) and shall include in such notice the reasoning behind such determination and any supporting facts.

12.4.2

Conduct. As between the Parties, the MAH shall have final decision making authority with respect to Product recalls in the Territories and shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension or market withdrawal in the Field in the Territories, including any retraction of Promotional Materials; provided that prior to any implementation of such a recall, market suspension or market withdrawal, including any retraction of Promotional Materials, the MAH shall consult with the other Party and shall consider the other Party’s comments in good faith. If a recall, market suspension or market withdrawal, including any retraction of Promotional Materials, is mandated by a Regulatory Authority in the Territories, as between the Parties, the MAH shall initiate such a recall, market suspension or market withdrawal in compliance with Applicable Law. For all recalls, market suspensions or market withdrawals undertaken pursuant to this clause 12.4.2, as between the Parties, the MAH shall be solely responsible for the execution thereof.

12.4.3	Costs of Recalls, Suspensions or Withdrawals.

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During the Term, subject to clause 18, Innate shall be responsible for all costs of any recall, market suspension or market withdrawal of the Licensed Product, except in the event and to the extent that such recall, market suspension or market withdrawal resulted from MedImmune’s or its Affiliate’s breach of its obligations under this Agreement or the [***] or MedImmune’s negligence, in which case, MedImmune shall bear the expense of such recall, market suspension or market withdrawal.

12.4.4	Pharmacovigilance

(a)

During the period during which pharmacovigilence responsibilities are transferring from MedImmune to Innate with respect to the Licensed Product in the Territories (the “Pharmacovigilance Transfer Period”) and subject to what may be otherwise agreed by the Parties in the transition services agreement:

(i)

MedImmune shall hold and maintain the Global Safety Database for the Licensed Product and have responsibility for maintenance of reference safety information for both Development and Commercialization use;

(ii)	MedImmune shall prepare periodic/aggregate safety reports, manage signal detection/surveillance, global (English language) literature, and other such global safety activities as are required;

(iii)

MedImmune shall be responsible for consumer facing safety and pharmacovigilance activities including adverse event collection, following up and processing, as well as medical inquiries/information, local language literature and other such local activities in the Territories as are required.

(iv)	the applicable MAH will be responsible for all pharmacovigilance related submissions to Regulatory Authorities

During the Pharmacovigilence Transfer Period, the Parties will work together in good faith to transfer responsibility for pharmacovigilance in the Territories from AZ/MedI to Innate as soon as practical but not later than the earlier of 1) [***] or 2) [***].

(b)	Following the transfer of pharmacovigilance activities in accordance with clause 12.4.4 (a):

(i)

Innate shall hold and maintain the Global Safety Database for the Licensed Product and have responsibility for the maintenance of reference safety information for both Developmentand Commercialization use.

(ii)	Innate shall prepare periodic/aggregate safety reports, manage signal detection/surveillance, global (English language) literature, and other such global safety activities.

(iii)	Innate shall be responsible for consumer facing safety and pharmacovigilance activities including adverse event collection and

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following up, Medical inquiries/information, local language literature and other such Local activities in the Territories as are required.

(iv)	Innate will be responsible for all pharmacovigilance related submissions to Regulatory Authorities in any countries where the applicable Regulatory Approval has been transferred to Innate.

(c)

Prior to the date (if any) on which the BLA is submitted to the EMA, MedImmune and Innate will appoint pharmacovigilance transition teams to discuss any pharmacovigilance activities to be included in the EU Regulatory Transition Plan.

12.4.5

Pharmacovigilance Agreement. The Parties shall enter into a separate pharmacovigilance or safety data exchange agreement in a form that is customary in the pharmaceutical industry (“Pharmacovigilance Agreement”) reasonably in advance of Innate taking full responsibility for any Commercialization or Development activity with respect to the Licensed Product, outlining their respective responsibilities with respect to the exchange of safety information and the performance of pharmacovigilance activities for the Licensed Product in accordance with clause 12.4.4.

12.4.6	Pending execution of such Pharmacovigilance Agreement, and unless otherwise agreed:

(a)

Innate shall notify MedImmune of any adverse events or special situations (including but not limited to reports of exposure during pregnancy or breastfeeding; overdose, abuse and misuse; off-label use, mediation errors; lack of therapeutic effect, occupational exposure, unexpected therapeutic or clinical benefit and infectious agents) associated with the Licensed Product in the Territories within [***] after the first receipt of such information (such notice to be provided to [***]); provided that (i) if a case is received during a period of [***] (“non-Business Days”), Innate will forward details of the case on the next Business Day and (ii) the Parties shall put in place procedures to ensure that Innate will forward any report of an adverse event received during a period of [***] in accordance with 12.4.6 in order to ensure the safety of patients;

(b)

at MedImmune’s request, Innate shall cooperate with MedImmune and provide such assistance as MedImmune may reasonably require to enable it to investigate and follow-up any reports of adverse events or other safety-relevant information associated with the Licensed Product; and

(c)	the Parties shall put in place procedure(s) to perform reconciliation as MedImmune, as MAH, deems reasonably necessary.

12.4.7

Quality Agreement. The Parties shall enter into the Quality Agreement as soon as reasonably practicable after, and in any event no later than [***] after, the Effective Date, outlining their respective quality related responsibilities with respect to the Licensed Product.

12.4.8	Standard Response Letters. During the period commencing on the Effective Date and ending on the EU MA Transfer Date (or the date, if any, on which the Parties determine

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that they shall not obtain a BLA with respect to the EU Territory), MedImmune shall be responsible for developing and updating the template for standard response letters for use in connection with the Licensed Product and shall provide a copy of such template letters to Innate. Innate shall use such template letters in preparing standard response letters for use in the Territories; provided that the MAH shall be responsible for preparing any country-specific standard response letters for use in the Territories. Innate shall not include any information in any standard response letter that is not included in a then-current MedImmune template letter without MedImmune’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

12.5	Compensation for Regulatory Support and Services.

In consideration of the performance of regulatory services being provided by MedImmune to Innate in accordance with this clause 12 (and other provisions of this Agreement) (the “Regulatory Services”), Innate shall pay to MedImmune in accordance with clause 10.8 for the provision of those Regulatory Services.

13.	INTELLECTUAL PROPERTY

13.1	Ownership of Technology.

13.1.1

As between the Parties, Innate shall own and retain all right, title and interest in and to any and all Information and inventions that are conceived, discovered, developed or otherwise made by or on behalf of either Party or its Affiliates under or in connection with this Agreement, whether or not patented or patentable and any and all Patents and other Intellectual Property Rights with respect thereto.

13.1.2

The determination of whether Information and inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other Intellectual Property Rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States irrespective of where or when such conception, discovery, development or making occurs. Each Party shall, and does hereby, assign, and shall cause its Affiliates to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Information and inventions as well as any Intellectual Property Rights with respect thereto, as is necessary to fully effect, as applicable, the allocation of ownership provided for in clause 13.1.1.

13.1.3

Each Party shall cause all Persons who perform any activities for or on its behalf under this Agreement or who conceive, discover, develop or otherwise make any Information or inventions by or on behalf of it or its Affiliates or, in the case of Innate, its Sublicensees, under or in connection with this Agreement to be under an obligation to assign (or, if the Party is unable to cause such Person to agree to such assignment obligation despite such Party using reasonable efforts to negotiate such assignment obligation, then to grant an exclusive licence under) their rights in any Information and inventions resulting therefrom to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such

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an assignment (in which case, a suitable licence or right to obtain such a licence, shall be obtained).

13.2

[***]. Innate acknowledges that [***] all rights, title and interest in the Intellectual Property Rights licensed to [***]. Except as expressly granted in the [***], Innate shall not acquire any right, title or interest whatsoever in or to any such Intellectual Property Rights.

13.3

Third Party Agreements. The Parties acknowledges that the rights, obligations and procedures set out in this clause 13 are subject to the terms and conditions of the [***] as they apply to the maintenance, prosecution, defence and infringement of the Intellectual Property Rights licensed thereunder and to the extent that there is an inconsistency between the provisions of this clause 13 and the [***] with respect to such matters, the terms of the [***] shall prevail.

13.4	Co-ordination.

13.4.1

Promptly following the Effective Date, each Party shall appoint one (1) patent attorney from within its organisation (each an “IP Manager”) to act as its main point of contact between the Parties for all Patent and Trademark matters addressed under this Agreement and, in particular, the remaining provisions of this clause 13.4. The IP Managers shall establish and oversee mutually agreeable procedures for (a) liaising with regard to Patent and Trademark prosecution, enforcement and defence activities under this Agreement and the [***]] and (b) coordinating communications with respect to such matters.

13.4.2

If MedImmune receives documents relating to [***] prosecution, maintenance or defence of the Intellectual Property Rights licensed thereunder to MedImmune or otherwise has rights to make decisions or influence [***] decisions with respect to the Intellectual Property Rights licensed thereunder, MedImmune’s IP Manager shall provide Innate with copies of the relevant documents or notices received from [***] in so far as they relate to the Licensed Product or Licensed Antibody in the Territories and MedImmune shall consider in good faith any comments from Innate with respect thereto. To the extent MedImmune takes over responsibility for patent prosecution under the [***], all such prosecution with respect to the [***] (the “[***]”) shall be coordinated by the IP Managers in accordance with clause 13.4.1.

13.5	Prosecution and Maintenance of Patent Rights.

13.5.1

Innate shall be primarily responsible for and shall use Commercially Reasonable Efforts to control the preparation, filing, prosecution (including conducting or handling any interferences, oppositions, action for declaratory judgment, nullity actions, reissue proceedings, reexaminations and challenges to title) and maintenance of the Licensed MedI Patents, and [***] subject to [***] to the extent MedImmune has the corresponding responsibility under the [***]; provided that Innate shall provide MedImmune with advance copies of, and a reasonable opportunity to comment upon, proposed patent filings, related prosecution strategies and proposed correspondence with patent officials or other Third Parties relating to any [***] subject to [***], and will consider comments received

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from MedImmune with respect to such proposed filings, strategies and correspondence in good faith.

13.5.2	Innate shall further be responsible for all Costs incurred or invoiced by either Party and its Affiliates as of the Effective Date and thereafter associated with the Licensed MedI Patents.

13.5.3

If Innate decides not to file, prosecute or maintain a Licensed MedI Patent or [***], it shall give MedImmune reasonable notice to that effect sufficiently in advance of any deadline for any filing with respect to such Licensed MedI Patent or such [***], as applicable, in which case any and all rights under this Agreement with respect to such Licensed MedI Patent and such [***] shall cease with respect to Innate. After receiving such notice, MedImmune may elect by written notice to Innate within [***] after receiving such notice from Innate to file, prosecute and maintain the relevant Licensed MedI Patent or [***], at its sole cost and expense. If MedImmune does so elect, Innate shall cooperate with MedImmune as necessary to enable MedImmune to perform such acts as may be reasonably necessary for MedImmune to file, prosecute or maintain such Licensed MedI Patent or [***], including the execution and filing of appropriate instruments and to facilitate the transition of such patent activities to MedImmune.

13.5.4

Innate shall be responsible for and shall control, in consultation with MedImmune, the selection of the appropriate Licensed MedI Patents as listed in the patent information section of the BLA for the Licensed Product for filing to obtain a Patent Term Extension (“PTE”) pursuant to all Applicable Laws, including supplementary protection certificates and any other extensions that are now or become available in the future wherever applicable to Licensed MedI Patents and [***] that are applicable to the Licensed Product in the Territory. The IP Managers shall discuss Innate’s proposed strategy for patent term extensions and patent listings and Innate shall consider MedImmune’s comments with respect to such strategy in good faith, but without derogating from Innate’s right to be ultimately responsible for and to control such strategy. MedImmune shall provide prompt and reasonable assistance, if requested by Innate and at Innate’s cost and expense, to obtain such extensions or listings. Notwithstanding the foregoing, MedImmune shall continue to be responsible for and shall control the filing of the PTE application in the United States that are in process as at the Effective Date.

13.5.5

Promptly after the Effective Date, and following Innate’s written request, MedImmune shall (a) provide to Innate all information, including a correct and complete list of all Patents covering the Licensed Product or otherwise necessary to enable Innate to make filings with Regulatory Authorities with respect to the Licensed MedI Patents and [***] including as required or allowed in connection with (i) in the United States, the FDA’s Purple Book and (ii) outside the United States, under the national implementations of Section 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents, and (b) cooperate with Innate at Innate’s reasonable request and cost and expense in connection therewith, including meeting submission deadlines, in each case, to the extent required or permitted by Applicable Laws. Promptly after the Effective Date and not less than [***] prior to any subsequent deadline with respect to the foregoing, the Parties shall discuss and identify those Patents claiming or covering the Licensed Product and the process of review of such Patents for submission to the applicable Regulatory Authorities. Innate shall have

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the right, at its sole discretion, to submit or de-list any Licensed Medi Patent or [***] with respect to any Regulatory Authority with prior notice to MedImmune.

13.5.6

Notwithstanding anything to the contrary in this clause 13, neither Party shall have the right to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising its rights under this clause 13.5.6 without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

13.6	Defence of Third Party Claims/Oppositions.

13.6.1

Except as otherwise provided in clause 19, neither Party makes any warranty with respect to the validity, perfection, or dominance of any Patent (including the Licensed MedI Patents or [***]) or proprietary right or with respect to the absence of rights in Third Party Patents which may be infringed by the Development, Manufacture or Exploitation of any Licensed Antibody or Licensed Product. If a Third Party asserts a Patent or other right owned by it is infringed by the Development, Manufacture or Exploitation of any Licensed Antibody or Licensed Product, or either Party discovers such a Patent or right, the Party first obtaining knowledge of such a claim or potential claim shall immediately provide the other Party written notice and the related facts in reasonable detail. In the event the Parties cannot agree on the defense of any such claim, such defense shall be controlled by Innate; provided that MedImmune shall have the right to participate and to be represented in any such action by counsel of its selection at its sole discretion. Innate shall also have the right to control settlement of such claim and shall be solely responsible for paying any settlement amounts. Innate shall not settle any such claim, suit, or proceeding prior to discussing the settlement with MedImmune to the extent such proceedings may impact MedImmune’s Retained Rights. Subject to the foregoing, Innate shall consider comments received from MedImmune with respect to such settlement arrangements in good faith. If Innate chooses to settle such claim, suit or proceedings on the basis that it takes a license from the Third Party, then Innate shall be solely responsible for all such costs associated with such license. Innate shall, as between the Parties be solely responsible for any award of damages and costs awarded against it or MedImmune in any such proceedings.

13.6.2

Either Party may commence an opposition, action for declaratory judgment, nullity action, interference, re-examination, or other attack upon the validity, title, or enforceability of any Patents Controlled by a Third Party that cover the Development, Manufacture or Exploitation of any Licensed Antibody or Licensed Product and are not Licensed MedI Patents or [***], at its own expense, but shall notify the other before commencing such action to enable the Parties to cooperate, with such cooperation not to be unreasonably withheld or delayed.

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13.7	Infringement by Third Parties

13.7.1	The Party first having knowledge that any Licensed MedI Patent has been infringed or misappropriated by a Third Party in any country shall promptly notify the other in writing.

13.7.2

Innate shall have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding or negotiation of any settlements with respect to any infringement of Licensed MedI Patents (with the other Party having the right to participate in such action or negotiations at its expense and be represented if it so desires). Innate shall not have the right to make any admission in connection with any infringement litigation or settle any infringement in a manner that has or would reasonably be expected to have a material adverse effect on MedImmune Retained Rights or involves any admission by, MedImmune, or which would involve any cost or expense to MedImmune or any of its Affiliates without the express written consent of MedImmune (which consent shall not be unreasonably withheld, conditioned or delayed). If necessary, MedImmune agrees in any such action to be joined as a claimant and to give Innate reasonable assistance and any needed authority to control, file, and to prosecute such action, at Innate’s expense. If Innate elects not to institute and prosecute such action or proceeding or to conduct such negotiation, Innate will discuss with MedImmune the reasons for this decision and MedImmune may, to the extent required to ensure compliance with [***], step in Innate’s rights for purposes of this clause 13.7.2, with the consent of Innate not to be unreasonably withheld.

13.7.3

Any damages or monetary awards relating to the Licensed MedI Patents shall be applied as follows: (a) to reimburse any and all out-of-pocket costs incurred by Innate in bringing suit; (b) to reimburse any and all out-of-pocket costs incurred by MedImmune in relation to the suit; and (c) any remaining damages shall be [***].

13.7.4

Where Innate activities under this Agreement result in the necessity of any licences to Third Party’s Patents, and MedImmune had no Knowledge (without performing a commercially reasonable inquiry with respect to the relevant subject matters) of the need for such licenses prior to the Effective Date, Innate shall be solely responsible for obtaining such Third Party licence(s) at its own expense and cost.

13.7.5

MedImmune shall not grant its Other Licensees rights in breach of the exclusive licenses granted to Innate hereunder, and shall not grant such licenses unless each such Other Licensee agrees to contractual obligations reciprocal to those obligations of Innate whereby data and information of Innate are able to be shared and used for the benefit of such Other Licensee on substantially similar terms.

13.8	Other AZ IPR

Unless otherwise agreed by the parties, MedImmune shall have the sole right and responsibility, but not the obligation, with regard to the maintenance, prosecution, defence and infringement of any Intellectual Property Rights, or any other matters, in connection with the Other AZ IPR.

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14.	PRODUCT TRADEMARKS

14.1	Ownership of Corporate Names and Product Trademarks; New Product Trademarks

14.1.1

Ownership. As between the Parties except as otherwise expressly provided, (a) MedImmune (or one of its Affiliates) shall remain the sole and exclusive owner of the AstraZeneca Corporate Names, and (b) Innate shall remain the sole and exclusive owner of the Innate Corporate Names. Subject to the license referred to in clause 14.1.2 being agreed and entered into, in consideration for MedImmune’s right hereunder, MedImmune shall, or shall procure that one of its Affiliates shall, assign, on the terms of the assignment attached at Schedule 12, the Product Trademarks to Innate within an agreed time after the Effective Date.

14.1.2

In consideration of MedImmune’s agreement to assign, and to cause its Affiliate to assign, to Innate all of MedImmune’s or its Affiliate’s ownership rights in and to the Product Trademarks, Innate shall grant to MedImmune an exclusive (including with regard to Innate and its Affiliates), irrevocable, perpetual, royalty-free, fully paid-up, fully transferable, with the right to grant sublicenses through multiple tiers, license to use the Product Trademarks, including any New Product Marks, to Manufacture or have Manufactured the Licensed Product and other products anywhere in the world and to Commercialize and otherwise Exploit the Licensed Product (and other products) outside the Territories, pursuant to a separate trademark license agreement to be negotiated between the Parties in good faith and to be executed no later than [***] after the Effective Date.

14.1.3

New Product Trademarks. Innate shall have the right, but not the obligation, at its sole cost and expense, to select Trademarks, other than the Existing Product Trademarks, for use in the Commercialization of the Licensed Product in the Territories subject to the following conditions:

(a)

Innate shall, at its sole cost and expense, be responsible for all activities relating to the selection and use of such Trademark in connection with the Licensed Product in the Territories including any searches and obtaining all required approvals from Regulatory Authorities for such use; and

(b)

as long as MedImmune is the MAH, any New Product Trademark must be approved for use with the Licensed Product in the Territories by MedImmune, such approval not to be unreasonably withheld, conditioned or delayed.

14.2	Prosecution of Product Trademarks.

14.2.1

Unless otherwise agreed by the Parties, Innate shall be responsible for and shall use Commercially Reasonable Efforts to register, prosecute and maintain any registration or application for the Product Trademarks in the Territories, and such other Trademark rights in the Product Trademarks as MedImmune may require outside the Territories, providing Innate with a list of countries in which Innate needs to secure/maintain such Trademark rights for the possible use by AZ, in a manner that is consistent with its practices for registration, prosecution and maintenance of product trademarks for its other products,

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using counsel of its own choice. Innate shall (i) provide MedImmune each quarter, a detailed, written report identifying the current status of all Trademark applications and registrations for the Product Trademarks by country; (ii) notify MedImmune of, and make its Commercially Reasonable Efforts to consult with MedImmune, with respect to, any substantive issue and/or any opposition or cancellation proceeding that may be raised or asserted against any Trademark application or registration for the Product Trademarks prior to taking any action in response thereto; (iii), from time to time, upon MedImmune’s request, provide MedImmune with copies of any registration certificates, renewal applications and certificates, registration applications, pleadings, and/or other documentation or information as MedImmune may request relating to any Trademark application or registration for the Product Trademarks; and (iv) use its Commercially Reasonable Efforts to consult with MedImmune prior to taking any action to (A) abandon or withdraw any Trademark application for a Product Trademark or (B) permit any Trademark registration a Product Trademark to lapse, to expire or to be cancelled.

14.2.2

Subject to clause 14.2.1, if Innate decides to abandon a registration or application for a Product Trademark, Innate shall so notify MedImmune promptly in writing at least [***] prior to any deadlines by which an action must be taken to establish or preserve all rights under such Product Trademark in the Territories (or outside the Territories for any registration or application for a Product Trademark outside the Territories) and MedImmune may on notice to Innate assume control over, and at MedImmune’s election ownership of, such application and registration and the further prosecution (including application), administration, maintenance and defence of such Product Trademark at its sole cost and expense, and Innate shall execute such assignments, powers of attorney or other instruments and shall take such other actions as MedImmune may reasonably request to transfer ownership of such Product Trademark registration or application to MedImmune and/or to give MedImmune control over such Product Mark registration or application so as to allow MedImmune to pursue or resume such Trademark registration, maintenance or renewal efforts.

14.3	Infringement of the Product Trademarks.

14.3.1

Each Party shall provide to the other Party prompt written notice of any actual or threatened infringement of the Product Trademarks in the Field and of any actual or threatened claim that the use of a Product Trademark violates the rights of any Third Party, in each case, of which such Party becomes aware, and the IP Managers shall promptly discuss such notice and the potential enforcement strategies available.

14.3.2

As between the Parties, Innate shall have the first right to defend against any claim by any Third Party that the use of any of the Product Marks by Innate (or by AZ outside of the Territories) infringes, dilutes, misappropriates or otherwise violates such Third Party Trademark or constitutes unfair trade practices or another like offense (each, a “TM Infringement Claim”) or take such action as Innate deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation or other violation of or unfair trade practices or any other like offence relating to, the Product Trademarks by a Third Party in connection with the Exploitation of the Licensed Product

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(a “TM Competitive Infringement”) at its sole cost and expense and using counsel of its own choice.

14.3.3

If Innate decides to defend against a TM Infringement Claim in accordance with clause 14.3.2 or to commence proceedings in relation to a TM Competitive Infringement in accordance with clause 14.3.2, in the case of a TM Infringement Claim with respect to the Commercialization of the Licensed Product outside the Territories or, in the case of a TM Competitive Infringement, and the Licensed Product is Commercialized under the Product Trademark outside of the Territories, then MedImmune shall have the right to join any such defence or infringement action, and participate with its own counsel, at its sole cost and expense; provided that Innate shall retain control of the defence or prosecution of such claim, suit or proceeding, including the response to any defence or defence of any counterclaim raised in connection therewith; provided that MedImmune shall have right to be consulted regarding any settlement thereof and Innate shall not be able to enter into any settlement that may undermine MedImmune’s rights and interest in the Product Trademarks outside the Territories. If Innate decides not to commence proceedings in relation to a TM Competitive Infringement in accordance with clause 14.4.2 or to control the defence of a TM Infringement Claim in accordance with clause 14.4.2, MedImmune shall have the right to assume such defence or take such action as it deems necessary against the relevant Third Party at its sole cost and expense and using counsel of its own choice and shall be entitled to retain any damages to other amounts collected in connection therewith.

14.4	Oversight of Product Trademarks.

14.4.1

Innate shall comply with all Trademark marking requirements as MedImmune may specify or as may be required by Applicable Law and with all such Trademark usage guidelines as MedImmune may furnish to Innate from time to time in all jurisdictions in the Territories concerning AstraZeneca Corporate Marks.

14.4.2

Neither Party shall at any time use the other Party’s Corporate Name, or any variation thereof, or other word, name, letter or combination substantially similar thereto, or any other Trademark of the other Party or any of its Affiliates, except in accordance with written instructions received from the other Party, as required by Applicable Law or as expressly provided under this Agreement.

14.4.3

Without limiting this clause 14.4, neither Party shall, and shall not permit its Affiliates or its or their licensees to, (a) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the other Party’s corporate marks (including AstraZeneca Corporate Marks), (b) knowingly do any act that endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the other Party’s corporate marks (including AstraZeneca Corporate Marks) or (c) attack, dispute or contest the validity of or ownership of the other Party’s corporate marks (including AstraZeneca Corporate Marks) anywhere in the Territories or any registration applications or any registrations issued or issuing with respect thereto. Each Party agrees and shall cause its Affiliates and licensees, to conform (i) to AstraZeneca’s standards for the protection of the other Party’s corporate marks

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(including AstraZeneca Corporate Marks) and (ii) to maintain the quality standards of the other Party and its Affiliates with respect to the goods sold and services provided in connection with the such other Party’s corporate marks.

14.4.4	As between the Parties, MedImmune and its Affiliates shall retain all right, title and interest in and to the AstraZeneca Corporate Marks.

14.5	Changes to Livery and Labelling

14.5.1

Concurrently with the transfer of the US Marketing Approval or the EU Marketing Approval (as the case may be) to Innate or promptly thereafter, Innate shall file any necessary variations to such transferred approval to replace the MedImmune livery on Product Labelling of the Licensed Product with the livery of Innate; provided that Innate shall continue to use AstraZeneca Corporate Marks as required pursuant to clause 14.5. Notwithstanding the foregoing, and subject in all respects to compliance with all Applicable Law, and the terms of, and any restrictions imposed under, all applicable Regulatory Approvals, Innate may in each jurisdiction in the Territories, following the transfer of the relevant approval for such jurisdiction to Innate, sell any Licensed Product purchased from MedImmune in AstraZeneca’s livery for the lesser of (i) [***] after the US Transfer Date for the US Marketing Approval or EU Transfer Date (or any longer period as may be reasonably agreed between the Parties), as the case may be] and (ii) [***] (such period being the “Licensed Livery Period”).

15.	CONFIDENTIALITY AND NON-DISCLOSURE

15.1	Confidentiality Obligations.

15.1.1

At all times during the Term and for a period of ten (10) years following termination or expiration thereof, each Party (the “Receiving Party”) shall (i) keep confidential and not disclose to any Third Party, other than its and its Affiliates’ officers, directors, other employees, contractors and advisors on a need to know basis, any Confidential Information provided to it by the other Party (the “Disclosing Party”) and (ii) not publish or otherwise use, directly or indirectly, for any purpose, such Confidential Information, except to the extent permitted by the terms of this Agreement or to the extent such use is necessary for the fulfilment of the Receiving Party’s obligations under this Agreement. The Receiving Party shall cause all of its and its Affiliates’ officers, directors, other employees, contractors and advisors to whom the Receiving Party has disclosed Confidential Information to comply with confidentiality and non-use obligations at least as restrictive as those set out in this Agreement and shall be liable to the Disclosing Party for any breach thereof by such Affiliates, officers, directors, other employees, contractors and advisors.

15.1.2

The obligations of confidentiality and non-use herein shall not extend to any Confidential Information that, in the case of clause 15.1.1, (a) is or comes into the public domain without breach of this Agreement, (b) is received by a Party from a Third Party (other than an Affiliate of Disclosing Party) without any obligation of confidentiality and without breach of this Agreement, or (c) the Receiving Party can prove was already in its possession without any limitation on use or disclosure prior to the Effective Date.

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15.1.3

Nothing in this clause 15 shall prevent either Party from using and disclosing Confidential Information to the extent reasonably required for the Receiving Party’s performance of its obligations and exercise of its rights granted to it under this Agreement or other agreement between the Parties. In particular either Party shall be entitled to use and disclose Confidential Information of the other relating to the Licensed Product for Patent filing and prosecution purposes, for the purposes of making BLAs and for the purposes of appointing Third Parties to Manufacture the Licensed Product.

15.1.4

In addition each Party shall be entitled to disclose the terms of this Agreement on a confidential basis to actual or potential investors or in connection with any permitted assignment under this Agreement or in connection with any proposed grant of a sub-license by Innate or MedImmune as permitted by this Agreement, provided that in each case the Receiving Party shall cause any and all parties to whom such disclosure is made to comply with confidentiality and non-use obligations at least as restrictive as those set out in this Agreement and shall be liable to the Disclosing Party for any breach thereof by such parties.

15.1.5

This Agreement shall not restrict the Receiving Party from complying with a lawfully issued governmental order or legal requirement or requirement under applicable stock exchange rules to produce or disclose Confidential Information; provided, however, that, in the event of governmental orders, the Receiving Party shall promptly notify the Disclosing Party to enable the Disclosing Party to oppose the order or obtain a protective order and the Receiving Party shall cooperate fully with the Disclosing Party in any such proceeding. If the Receiving Party is legally required or required under applicable stock exchange rules to disclose Confidential Information, the Receiving Party and the Disclosing Party will endeavour to agree to a mutually satisfactory means to disclose such information. Nothing contained herein shall prohibit either of the Parties from immediately disclosing results of any Clinical Trial to the extent necessary to prevent or mitigate a serious health hazard; provided, however, that the Party intending to make such disclosure shall notify the other Party prior to and immediately after such disclosure and, to the extent it is reasonably practicable to do so, the nature and content of such disclosure shall be agreed between the Parties.

15.1.6

The Parties acknowledge that each of them shall use Commercially Reasonable Efforts to monitor scientific publications to prevent any adverse effect from premature publication relating to the Licensed Antibodies or Licensed Products. If a Party wishes to make a publication or communication with respect to any results arising out of any Clinical Trials initiated prior to the Effective Date or, with respect to MedImmune or any of its Affiliates, with respect to any Clinical Trials conducted outside the Territories, it shall provide a draft to the other Party, which will have [***] to provide comments. The Party proposing to make a publication or communication shall, in good faith, consider the comments made by the other Party and shall defer the publication or communication for a period of time not exceeding [***] if a Patent may be filed using the Information or Know How covered in the proposed publication or communication. Notwithstanding the foregoing, neither Party will publish or present any Confidential Information of the other Party without such other Party’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. Notwithstanding anything contained herein to the contrary, each Party shall be permitted to make whatever public disclosure is required by Applicable Law in

53.

connection with any Clinical Trial using or involving the Licensed Antibody, including Clinical Trials transparency laws governing disclosure of results, protocols, and other items.

15.1.7

As between the Parties, Innate shall have the sole right to make scientific publications with respect to Clinical Trials initiated after the date on which MedImmune ceases to hold any Regulatory Approvals in the Territories.

15.2	Use of Name.

Neither Party shall use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in relation to this transaction or otherwise in any public announcement, press release, or other public document without the prior written consent of such other Party, which consent shall not be unreasonably withheld, delayed or conditioned, except for those disclosures for which consent has previously been obtained; provided, however, that either Party may use the name of the other Party in any document required to be filed with any Government Authority, including the FDA and the Securities and Exchange Commission or otherwise as may be required by Applicable Laws, provided that such disclosure shall be governed by this clause 15. Further, the restrictions imposed on each Party under this clause 15.2 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this clause 15. Moreover, and notwithstanding the foregoing, MedImmune and its Affiliates and Innate and its Affiliates and Sublicensees shall have the right to use the name of MedImmune and its Affiliates to the extent necessary or useful in connection with the Exploitation of the Licensed Product or perform the activities as contemplated by this Agreement in their negotiations and work with subcontracting and sublicensing transactions in connection therewith provided that any Confidential Information in such communications remains subject to this clause 15.

15.3	Public Announcements.

15.3.1

Neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law, the Listing Rules or any other rules of a stock exchange (including Paris Euronext) on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). Without limiting the foregoing, Innate shall be entitled to communicate with respect to the status of the Licensed Product and any activities under this Agreement, including any registration, launch, or commercialization of the Licensed Product, as long as such communication does not include any MedImmune Confidential Information.

15.3.2

In the event a Party is, in the opinion of its counsel, required by Applicable Law, the Listing Rules or any other rules of a stock exchange (including Paris Euronext) on which its securities are listed (or to which an application for listing has been submitted) to make such

54.

a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (having regard to the requirements of the Applicable Law, the Listing Rules or other stock exchange rules, as applicable) so as to provide a reasonable opportunity to comment thereon. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this clause 15.3; provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

15.4

Return of Confidential Information. Upon the expiration or termination of this Agreement for any reason, either Party may request in writing and the non-requesting Party shall either, with respect to Confidential Information to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement, at the requesting Party’s election, (a) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party or (b) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (i) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (ii) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in clause 15.1.

15.5	Privileged Communications.

15.5.1

In furtherance of this Agreement, it is expected that the Parties may, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential in accordance with this clause 15, that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between MedImmune and Innate, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of the Licensed MedI Patents and Innate Patents.

15.5.2

In the event of any litigation (or potential litigation) with a Third Party related to this Agreement or the subject matter hereof, the Parties shall, upon either Party’s request, enter into a reasonable and customary joint defence agreement. In any event, each Party shall consult in a timely manner with the other Party before engaging in any conduct (e.g.,

55.

producing information or documents) in connection with litigation or other proceedings that could conceivably implicate privileges maintained by the other Party.

15.5.3

Notwithstanding anything contained in this clause 15.5, nothing in this Agreement shall prejudice a Party’s ability to take discovery of the other Party in disputes between them relating to the Agreement and no information otherwise admissible or discoverable by a Party shall become inadmissible or immune from discovery solely by this clause 15.5.

16.	WARRANTIES

16.1	Mutual Warranties. MedImmune and Innate each warrants to the other, as of the Effective Date, and covenants that:

(a)

it is a corporation duly organised, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

(b)

its execution of this Agreement has been duly authorised by all necessary corporate action and does not violate: (i) such Party’s charter documents, bylaws or other organisational documents; (ii) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (iii) any requirement of any Applicable Law; or (iv) any order, writ, judgment, injunction, decree, determination or award of any court or Governmental Authority presently in effect applicable to such Party;

(c)

its performance and exercise in accordance with this Agreement of the obligations and transactions contemplated hereby do not violate in any material respect, any agreement, instrument or contractual obligation to which such Party is bound;

(d)

this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);

(e)

it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfilment of its obligations hereunder; and

(f)

neither it nor any of its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the services or activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. It agrees to inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim,

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investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ Knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing services or activities hereunder.

16.2	Additional Warranties of MedImmune. MedImmune further warrants to Innate, as of the Effective Date:

(a)	it has the right to grant the licences and sublicences specified herein on the terms as specified herein;

(b)

Development of the Licensed Antibody and the Licensed Product and pre-commercialization Manufacturing and Commercialization activities with respect to the Licensed Product have been conducted by MedImmune in accordance with Applicable Laws and Regulatory Approvals in all material respects;

(c)

it has no Knowledge of any safety or efficacy issues with the Licensed Antibody or the Licensed Product which have not been disclosed to the applicable Regulatory Authority with regard to its labelled indication which would materially adversely affect: (i) the maintenance of the US Marketing Approval, (ii) the application for and grant of the EU Marketing Approval, or (iii) the Exploitation of the Licensed Products in the Territories;

(d)	to its Knowledge, it has complied in all material respects with pharmacovigilance requirements in accordance with Applicable Laws;

(e)

the [***] Supply Agreement, the [***] Supply Agreement and [***] Agreement are the only material agreements relating to the Licensed Product in force on the Effective Date and entered into by MedImmune or one of its Affiliates and necessary to Develop, Manufacture and Commercialize the Licensed Product entered into by MedImmune or its Affiliates (the “Material Agreements”);

(f)	true and updated copies of the Material Agreements, subject to redaction of terms deemed by MedImmune commercially sensitive or confidential, have been provided by MedImmune to Innate;

(g)	the Material Agreements are in force and the [***] Supply Agreement and [***] Supply Agreement have been performed substantially in accordance with their respective terms;

(h)	MedImmune has performed its payment and diligence related obligations contained in the [***] Agreement;

(i)

to its Knowledge, MedImmune has received no notice of breach or termination of any Material Agreement, nor has it acted, or failed to act in any way that would reasonably be expected to lead to termination of the [***] Supply Agreement and [***] Supply Agreement;

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(j)	MedImmune has diligently prepared the Development Plan, Commercialization Plan and related Budgets in good faith, based on reasonable assumptions and assessments;

(k)	MedImmune has no Other Licensees (excluding [***] and [***]);

(l)

the studies under the Existing Research and Collaboration Agreements listed on Schedule 16.2 Part 1 (Non-Clinical) are not conducted in humans. all Intellectual Property Rights relating to the Licensed Product arising therefrom will according to the terms thereof either belong to MedImmune or MedImmune has an option to acquire a license to such Intellectual Property Rights;

(m)

MedImmune has not received any written claim or demand alleging that the Development and Commercialization of the Licensed Product as contemplated by this Agreement infringe any Intellectual Property Rights owned by any Third Party;

(n)	to MedImmune’s Knowledge, there is no claim for revocation, opposition or rectification of any Licensed MedI Patent;

(o)	to MedImmune’s Knowledge, no Person is infringing or threatening to infringe the Licensed MedI Patent in the Territories;

(p)

the Licensed MedI Patents, Licensed MedI Know-How and Other AZ IPR are all of the Patents and Know-How owned or Controlled by MedImmune and its Affiliates that are necessary and have been used by MedImmune for the Development and Commercialization of the Licensed Product in the Territories as of the Effective Date;

(q)	MedImmune or one of its Affiliates is the owner of the specific registered Product Trademarks identified in Schedule 7 hereto;

(r)	to MedImmune’s Knowledge, none of MedImmune’s current officers, directors or employees that have been involved in the Development of the Licensed Product has been debarred;

(s)

neither MedImmune nor to MedImmune’s Knowledge, any of MedImmune’s officers, directors, employees, agents, representatives, consultants or subcontractors hired in connection with the subject matter of this Agreement, has made, solicited or received anything of value that would or has put it in violation of the Anti-Corruption Laws during the three (3) years preceding the Effective Date; and

(t)	MedImmune is resident in the United Kingdom for Tax purposes.

16.3	Limitation of Liability. In respect of the warranties set forth in clauses 16.2(a) to 16.2(r):

(a)	MedImmune shall not be liable in respect of any Warranty Claim, unless [***].

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(b)	The aggregate liability of MedImmune in respect of all Warranty Claims shall not exceed [***].

(c)

MedImmune shall not be liable for any Warranty Claim unless and until it has received from Innate written notice containing reasonable details of the relevant Warranty Claim including the amount of the Warranty Claim on or before the date that falls [***] after the Effective Date.

(d)	Innate shall not be entitled to make a Warranty Claim to the extent it [***].

(e)	Innate shall not be entitled to make a Warranty Claim to the extent that it [***].

16.4	Additional Warranties of Innate. Innate further warrants to MedImmune, as of the Effective Date, that:

(a)

neither Innate nor to Innate’s Knowledge, any of the Innate Representatives has made, solicited or received anything of value that would or has put it in violation of the Anti-Corruption Laws during the [***] preceding the Effective Date; and

(b)	Innate is resident in France for Tax purposes.

16.5

DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

16.6

ADDITIONAL WAIVER. SUBJECT TO CLAUSE 16.2, INNATE AGREES THAT THE LICENSED MEDI PATENTS AND THE PRODUCT TRADEMARKS ARE LICENSED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND INNATE EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST MEDIMMUNE FOR BREACH OF PROMISE, GUARANTEE OR WARRANTY OF ANY KIND RELATING TO THE LICENSED MEDI PATENTS OR THE PRODUCT TRADEMARKS.

16.7	MedImmune Covenants

16.7.1	Other Licensees. The agreements entered with Other Licensees shall not materially adversely affect Innate’s rights under this Agreement.

16.7.2

[***] Supply Agreement MedImmune, in so far as it relates to the Licensed Product, shall not agree to amend the [***] Supply Agreement, in such a manner that would reasonably be expected to materially adversely affect its ability to supply the License Product to Innate.

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Furthermore, MedImmune shall use its Commercially Reasonable Efforts to comply with the provisions of the [***] Supply Agreement relating to the Licensed Product and to avoid taking steps (or omitting to take steps) that are reasonably likely to give rise to a termination of the [***] Supply Agreement insofar as it relates to the Licensed Product. MedImmune shall not terminate the [***] Supply Agreement as it relates to the Licensed Produce without Innate’s agreement prior to the end of any period during which MedImmune is supplying bulk drug substance for the Licensed Product to Innate.

16.7.3	Material Agreements. MedImmune shall not enter into any Material Agreement without Innate’s prior consent and review of the applicable terms and conditions.

17.	COMPLIANCE

17.1

Statements and Compliance with Applicable Law. Each Party shall and shall cause its respective Affiliates to, comply with all Applicable Law with respect to the Development and Commercialization of the Licensed Product and shall avoid and shall cause its Affiliates and its and their employees, representatives, agents, and distributors to avoid, taking or failing to take, any actions or to give information that MedImmune knows or reasonably should know would jeopardise the goodwill or reputation of Innate or the Licensed Product or any Trademark associated therewith, or would impact the performance of the Agreement. Until such time as MedImmune and any of its Affiliates ceases to be involved in the Manufacture of the Licensed Product, Innate shall and shall cause its Affiliates to, comply with all Applicable Law with respect to the Development and Commercialization of the Licensed Product and shall avoid and shall cause its Affiliates and its and their Sublicensees, employees, representatives, agents, and distributors to avoid, taking or failing to take, any actions or to give information that Innate knows or reasonably should know would jeopardise the goodwill or reputation of MedImmune or the Licensed Product or any Trademark associated therewith or would impact the performance of the Agreement.

17.2	Anti-Bribery and Anti-Corruption Compliance.

17.2.1

Each Party agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors hired in connection with the subject matter of this Agreement (together with Innate, the “Representatives”) that for the performance of its obligations hereunder:

(a)

the Representatives shall not directly or indirectly pay, offer or promise to pay or authorise the payment of any money or give, offer or promise to give or authorise the giving of anything else of value, to: (i) any Government Official in order to influence official action; (ii) any Person (whether or not a Government Official) (x) to influence such Person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (y) to reward such Person for acting improperly or (z) where such Person would be acting improperly by receiving the money or other thing of value; (iii) any Person (whether or not a Government Official) while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to or will otherwise benefit, a Government

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Official in order to influence official action for or against either Party in connection with the matters that are the subject of this Agreement; or (iv) any Person (whether or not a Government Official) to reward that Person for acting improperly or to induce that Person to act improperly; and

(b)	the Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws.

17.2.2

Each Party shall and shall cause the Representatives to comply with (a) such Anti-Corruption Laws as are relevant to it or the Territories; (b) its own internal policies relating to anti-corruption; and (c) in connection with activities under this Agreement, AZ’s Global Ethical Interactions Policy. If MedImmune makes any material change to AZ’s Global Ethical Interactions Policy, it shall notify Innate of such change in writing.

17.2.3

Each Party, on behalf of itself and the other Representatives shall promptly inform the other Party upon receiving a formal notification that it or any of its Representatives is the target of a formal investigation by a Governmental Authority for a Material Anti-Corruption Law Violation.

17.2.4

For the purpose of auditing and monitoring the performance of its compliance with this clause 17.2, each Party (the “Auditing Party”) will, subject to the terms of this clause 17.2.4 and not more than once in each Calendar Year, permit any independent auditors appointed by the other Party (the “Audited Party”) for such purpose and any Governmental Authority to have access to any premises of the Audited Party or other Representatives used in connection with this Agreement (such access to be at reasonable times and on reasonable notice), together with a right to access personnel and records that relate to this Agreement (“Compliance Audit”).

(a)

To the extent that any Compliance Audit requires access and review of any commercially or strategically sensitive information or agreements, such independent auditor shall only report back such information as is directly relevant to informing on compliance with the particular provisions of this Agreement or the agreement being audited.

(b)

the Audited Party shall, and shall cause the Innate Representatives to, provide all cooperation and assistance during normal working hours as reasonably requested by its independent auditor for the purposes of a Compliance Audit. The Auditing Party shall cause any substantially consistent such auditor to enter into a confidentiality agreement with the applicable requirements of clause 15, and to cause the minimum amount of disruption to the business of the Audited Party and its Representatives and to comply with relevant building and security regulations.

(c)	The Parties shall bear their own costs of a Compliance Audit or rendering assistance under this clause 17.2.4.

17.2.5	If either Party becomes aware that the Other Party (or its Representative) has or may have committed a Material Anti-Corruption Law Violation, such Party shall have the right, in

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addition to any other rights or remedies under this Agreement or to which it may be entitled in law or equity, to terminate this Agreement immediately and in its entirety upon written notice to the other Party if the breaching Party does not cure such Material Anti-Corruption Law Violation within [***] of learning of such Material Anti-Corruption Law Violation. To cure such Material Anti-Corruption Law Violation, the breaching Party must take such steps, additional measures, representations, warranties, undertakings and other provisions, in each case, as the other Party believes in good faith are reasonably necessary in order to avoid a subsequent violation or continuing violation of the Anti-Corruption Laws.

17.2.6	Any termination of this Agreement pursuant to clause 17.2.5 shall be treated as a termination for breach and the consequences of termination set forth in clause 20.3 shall apply.

17.2.7

Either Party may disclose the terms of this Agreement or any action taken under this clause 17.2 to prevent a potential violation or continuing violation of applicable Anti-Corruption Laws, including the identity of the other Party or its Representative and the payment terms, to any Governmental Authority if such Party determines, upon advice of counsel, that such disclosure is necessary.

17.3	DATA PROTECTION; PRIVACY

17.3.1	MedImmune and Innate agree that, for the purposes of Data Protection Law, each of MedImmune and Innate are independent data controllers.

17.3.2

If Data Protection Law requires that any notice be sent to any Data Subject or otherwise in connection with the transfer of Personal Data under or pursuant to this Agreement, the relevant Party shall be responsible for preparing and providing such notice at its sole cost and expense; provided, that that Party shall provide a copy of any such proposed notice to the other Party sufficiently in advance of any deadline in respect of such notice so as to allow for a reasonable opportunity for the other Party to review and approve the content of such notice, such approval not to be unreasonably withheld or delayed.

17.3.3

Each Party shall provide the other with such assistance as may be reasonably requested to ensure that each Party complies with their obligations under applicable law, including Data Protection Law. For clarity, such assistance may include cooperating in response to requests from data subjects or supervisory authorities, or the provision of information relating to Transferred Data, including providing copies of any relevant fair processing notices or consent forms provided to Data Subjects

17.3.4

No Transferred Data shall be transferred outside the European Economic Area unless such transfer is to a country that the European Commission has decided from time to time ensures an adequate level of protection in accordance with Data Protection Law.

18.	INDEMNITY

18.1

Indemnification of MedImmune. Subject to clause 19, Innate hereby agrees to indemnify, defend, and hold harmless MedImmune, its Affiliates, and each of its and their respective employees, officers, directors and agents from and against any and all Damages incurred

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by them resulting from or arising out of or in connection with any suits, claims, actions or demands made or brought by a Third Party (collectively, “Third Party Claims”) against MedImmune, its Affiliates or their respective employees, officers, directors or agents, that result from or arise out of (i) the Development, Manufacture, use, handling, storage, Commercialization, or other disposition of Licensed Products by (or on behalf of, including where MedImmune or an Affiliate is providing SOTC Services) Innate or its Affiliates, agents, Distributors, Sublicensees or other sublicensees in the Territories (including with respect to the Product Liability Claim), in each case on or after the Effective Date, (ii) any material breach by Innate of its obligations hereunder, (iii) MedImmune’s performance of the Regulatory Services in accordance with this Agreement and the Development Plan, or otherwise in accordance with any instruction or direction given by Innate or any of its Affiliates, except to the extent such Damages arise due to MedImmune’s refusal to follow relevant instruction or direction given in accordance with Applicable Law by Innate or any of its Affiliates, or (iv) Innate’s negligence or wilful misconduct, except in any case, to the extent such Damages are Damages for which MedImmune has an obligation to indemnify Innate, its Affiliates or their respective employees, officers, directors or agents pursuant to clause 18.2, as to which Damages each Party shall indemnify the other to the extent of their respective liability for such Damages. Notwithstanding this clause 18.1, Innate shall not indemnify MedImmune for Damages arising as a consequence of a breach by Innate of the [***] relating to its failure to manufacture Licensed Products in accordance with the requirements of [***] or corresponding provisions of the [***].

18.2	Indemnification of Innate.

Subject to clause 19, MedImmune hereby agrees to indemnify, defend and hold harmless Innate, its Affiliates, and each of its and their respective employees, officers, directors and agents from an against any and all Damages incurred by them resulting from or arising out of or in connection with any Third Party Claims (including Product Liability Claims) against Innate, its Affiliates or their respective employees, officers, directors or agents, and also any other Damages with respect to (d) and (e) below, in each case that result from or arise out of:

(a)

the Manufacture, Development, Exploitation, use, handling, storage, sale or other disposition of Licensed Product by MedImmune or its Affiliates, agents, distributors or sublicensees in each case prior to the Effective Date;

(b)

the Manufacture, Development, Commercialization, Exploitation, use, handling, storage, sale or other disposition of Licensed Product by MedImmune or its Affiliates, agents, distributors or sublicensees outside of the Territories;

(c)	any material breach by MedImmune of its obligations hereunder;

(d)	any [***];

(e)	any [***];

(f)	the conduct by MedImmune or its Affiliates of any Existing Clinical Trials;

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(g)	the conduct by MedImmune or its Affiliates of any activities under any Existing Research and Collaboration Agreements; and

(h)

MedImmune’s negligence or wilful misconduct; except in any case, to the extent such Damages are Damages for which Innate has an obligation to indemnify MedImmune, its Affiliates or their respective employees, officers, directors or agents pursuant to clause 18.1, as to which Damages each Party shall indemnify the other to the extent of their respective liability for such Damages.

18.3	Mechanism.

18.3.1

In the event that a Party (the “Indemnified Party”) is seeking indemnification under clause 18.1 or 18.2, it shall notify the other Party (the “Indemnifying Party”) in writing of the relevant Third Party Claim and the relevant Damage for which indemnification is sought as soon as reasonably practicable after becoming aware of such claim. Such notices shall contain a description of the Third Party Claim and the nature and amount of the Damage (to the extent known). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of such Third Party Claim or Damage. For the avoidance of doubt, all indemnification claims in respect of a Party, its Affiliates, and each of its and their respective employees, officers, directors and agents shall be made solely by such Party to this Agreement. To the extent that the Indemnifying Party irrevocably commits to indemnify any Indemnified Party in respect of the Third Party Claim, the Indemnified Party shall permit the Indemnifying Party to assume direction and control of the defense of the relevant Third Party Claim (including without limitation the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.

18.3.2

Notwithstanding clause 18.3.1, the failure to give timely notice to the Indemnifying Party shall not release the Indemnifying Party from liability to the Indemnified Party to the extent the Indemnifying Party is not prejudiced thereby and, for the avoidance of doubt, the Indemnifying Party shall not be liable to the extent any Damage is caused by any delay by the Indemnified Party in providing such notice. Notwithstanding the provisions of clause 18.3.1 requiring the Indemnified Party to tender to the Indemnifying Party the exclusive ability to defend such claim, if the Indemnifying Party does not satisfy the condition set forth in clause 18.3.1 to, or declines to or fails to timely assume control of the relevant Third Party Claim, the Indemnified Party shall be entitled to assume such control, conduct the defense of, and settle such claim, all at the sole costs and expense of the Indemnifying Party; provided, however, that neither Party shall settle or dispose of any such claim in any manner that would adversely affect the rights or interests or admit fault, of the other Party without the prior written consent of such other Party, which shall not be unreasonably withheld, delayed or conditioned. Each Party, at the other Party’s expense and reasonable request, shall cooperate with such other Party and its counsel in the course of the defense or settlement of any such claim, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information, and witnesses.

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19.	LIMITATION OF LIABILITY AND INSURANCE

19.1

Special, Indirect and Other Losses. EXCEPT IN CIRCUMSTANCES OF NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES, OR WITH RESPECT TO THIRD PARTY CLAIMS UNDER CLAUSES 18.1 AND 18.2, IN NO EVENT SHALL EITHER PARTY OR ITS RESPECTIVE AFFILIATES AND SUBLICENSEES BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OR FOR LOSS OF PROFITS (WHETHER DIRECT OR OTHERWISE), IN EACH CASE WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY, OR OTHERWISE. NOTWITHSTANDING THE FOREGOING, THE EXCLUSION IN THIS CLAUSE 19.1 SHALL NOT APPLY TO CLAIMS UNDER CLAUSES 18.2(d) AND 18.2(e) WITH RESPECT TO LOSS OF PROFITS.

19.2	Insurance.

Each Party shall have and maintain such type and amounts of liability insurance covering the Manufacture, supply, use and sale of the Licensed Product as is normal and customary in the pharmaceutical industry generally for Persons similarly situated, but in any event no less than is adequate to cover a Party’s exposure given its obligations under this Agreement, and shall upon request provide the other Party with a copy of its certificate of insurance in that regard, along with any amendments and revisions thereto. It is expressly acknowledged and agreed that, with respect to MedImmune, reasonably sufficient and appropriate self-insurance shall satisfy MedImmune’s obligations under this clause.

19.3	Nothing in this Agreement excludes or limits either Party’s liability for fraud, or for death or personal injury caused by its negligence or that of its employees or agents.

19.4

MedImmune and its Affiliates’ maximum aggregate liability to Innate with respect to any claim under the indemnity in clause 18.2(d) or 18.2(e), when taken together with any liability to Innate with respect to any Warranty Claims, shall not exceed [***].

20.	TERM AND TERMINATION

20.1

Term and Expiration. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect in any given country of the Territories until the latest of: (a) the expiry of the last Patent within the Licensed MedI Patents in such country, (b) any Regulatory Exclusivity in such country, and (c) the fifteenth anniversary of the First Commercial Sale of Licensed Product in such country (the “Term”). Following the expiration of the Term for the Licensed Product in a country, the grants in clause 4.1 shall become or remain non-exclusive (as applicable), perpetual, irrevocable, fully paid and royalty-free for the Licensed Product in that country.

20.2	Termination of Agreement.

20.2.1

Material Breach. In the event that either Party (the “Breaching Party”) shall be in material breach in the performance of any of its obligations under this Agreement, in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may

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have (including in the case of MedImmune its rights to terminate this Agreement in accordance with clause 20.2.2), the Non-Breaching Party may terminate this Agreement by providing [***] (the “Notice Period”) prior written notice (the “Termination Notice”) to the Breaching Party and specifying the breach and its claim of right to terminate; provided that the termination shall not become effective at the end of the Notice Period if (a) the Breaching Party cures the breach specified in the Termination Notice during the Notice Period or (b) provided that such breach does not relate to non-payment, if such breach cannot be cured within the [***] cure period, this Agreement shall not terminate pursuant to this clause 20.2.1 if the Breaching Party has made diligent efforts to cure such breach within such period and this Agreement shall remain in effect for such period after the Notice Period as may be reasonable in the circumstances as long as the Breaching Party continues to use diligent efforts to cure the breach with a reasonable expectation that cure will be effected as promptly as practicable thereafter and in any event within [***] after expiration of the Notice Period. If the existence or cure of a material breach is disputed, except with respect to a material breach involving any of the AstraZeneca Corporate Mark or Innate Corporate Mark, this Agreement cannot be terminated until the existence and absence of cure of a material breach have been determined pursuant to Section 21.6.2 and then if such material breach is not cured within [***] following the arbitration award.

20.2.2	Termination by MedImmune.

(a)

Patent Challenge. In the event that Innate or any of its Affiliates or Sublicensees institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Licensed MedI Patent is invalid, unenforceable or otherwise not patentable or would not be infringed by Innate’s activities absent the rights and licences granted hereunder, MedImmune shall have the right to immediately terminate this Agreement, including the rights of any Sublicensees, upon written notice to Innate.

(b)

Abandonment. In the event that Innate ceases to perform all Commercialization activities with respect to the Licensed Product in the US Territory or the EU Territory for a consecutive period of [***], and Innate does not recommence Commercialization activities within [***] of receiving from MedImmune a notice specifying that Innate must recommence Commercialisation, MedImmune shall be entitled to immediately terminate this Agreement with respect to whichever of the Territories such activities have ceased, including the rights of any Sublicensees, upon written notice to Innate.

20.2.3	Termination for Convenience.

(a)	Subject to compliance with clause 20.2.3(b), Innate may terminate this Agreement at any time upon [***] prior written notice to MedImmune.

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(b)

Together with the notice of termination sent in accordance with clause 20.2.3(a), Innate shall send MedImmune its proposed approach to ensuring an orderly and efficient transition of the Licensed Product business back to MedImmune, which may include a draft transition services agreement. The Parties shall use their respective Commercially Reasonable Efforts to negotiate in good faith and agree to a transition plan and/or transition agreement, including how any existing stock of Licensed Product held by Innate, will be sold by Innate (including under any sales order to cash arrangement agreed with MedImmune) during the transitional period. Notwithstanding clause 20.2.3(a), no termination shall take effect until the transition plan and/or transition services agreement has been agreed in writing by the Parties.

20.2.4	Termination for Insolvency. In the event that either Party:

(a)	files for protection under bankruptcy or insolvency laws;

(b)	makes an assignment for the benefit of creditors;

(c)	has a moratorium agreed or declared in respect of, or affecting all or a material part of its indebtedness;

(d)	appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] after such filing;

(e)	proposes a written agreement of composition or extension of its debts;

(f)	proposes or is a party to any dissolution or liquidation;

(g)	files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [***] of the filing thereof;

(h)	admits in writing its inability generally to meet its obligations as they fall due in the general course; or

(i)	suffers anything analogous to or having a substantially similar effect to any of the events specified in clauses 20.2.4(a) to 20.2.4(h),

then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

20.3	Consequences of Termination of this Agreement. In the event of a termination (but not expiry) of this Agreement by Innate or by MedImmune pursuant to clause 20.2:

(a)	all rights and licences granted to Innate by MedImmune hereunder and the [***] shall immediately terminate and all sublicenses granted by Innate with respect thereto shall automatically terminate;

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(b)

to the extent that the US Marketing Approval or the EU Marketing Approval have been transferred to Innate, Innate shall transfer such marketing approvals and any other Regulatory Approvals relating to the Licensed Product in the Territories back to MedImmune or its nominee;

(c)

Innate shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, effective as of termination, assign to MedImmune or its nominee all of its right, title and interest in and to all Innate Regulatory Documentation, the Product Trademarks and any New Product Trademarks (together with any domain names and social media identifiers that incorporate any of the Product Trademarks or any New Product Trademarks) and any and all copyrights and any and all promotional, marketing or other materials used in connection with the Licensed Product;

(d)

other than in cases of termination under clause 20.2.3(a), where clause 20.2.3(b) shall prevail, Innate shall, at MedImmune’s option, either sell any existing stock of Licensed Product held by Innate in the market under a sales order to cash arrangement, or shall transfer such stock to MedImmune [***], on such reasonable terms as the parties will negotiate in good faith;

(e)

unless otherwise requested by MedImmune, Innate shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, effective as of termination, assign to MedImmune or its nominee all of its right, title and interest in and to any and all Trademarks that Innate has used in connection with the Licensed Product (together with any domain names and social media identifiers that incorporate any such Trademarks) (excluding any Innate Corporate Names);

(f)

Innate shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, effective as of termination, grant MedImmune a worldwide, exclusive, royalty-free licence and right of reference, with the right to grant multiple tiers of sublicenses and further rights of reference, in and to the Innate Patents, and the Innate Know-How, and Innate’s rights in and to any jointly conceived information to Exploit any Licensed Product and/or exercise the Retained Rights;

(g)

at MedImmune’s written request, Innate shall, and cause its Affiliates and its and their Sublicensees to, assign to MedImmune all Product Agreements relating to the Licensed Product, unless, with respect to any Product Agreement, the Product Agreement expressly prohibits such assignment, in which case Innate (or such Affiliate or Sublicensee, as applicable) shall cooperate with MedImmune in all reasonable respects to secure the consent of the applicable Third Party to such assignment or the Product Agreement relates to the Licensed Product and another product and if any such consent cannot be obtained with respect to the Product Agreement or the Product Agreement is not exclusive to the Product, Innate shall, and cause its Affiliates and its and their Sublicensees to, obtain for MedImmune substantially all of the practical benefit and burden under the Product Agreement, including by (i) entering into appropriate and reasonable alternative arrangements

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on terms agreeable to MedImmune and (ii) subject to the consent and control of MedImmune, enforcing, at MedImmune’s cost and expense and for the account of MedImmune, any and all rights of Innate (or such Affiliate or Sublicensee, as applicable) against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise;

provided that if Innate terminates this Agreement pursuant to clause 20.2.1, MedImmune shall reimburse Innate for all costs reasonably incurred by Innate in complying with its obligations under this clause 20.3 and provided further that if the termination is with respect to one of the Territories only, the obligations above shall apply only with respect to the US Territory or EU Territory where the activities have ceased (as applicable);

20.4

Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

20.5

Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, the following provisions of this Agreement shall survive the termination or expiration of this Agreement for any reason: (a) [***]; (b) [***]; and (c) any other provisions which are expressed to survive termination or expiry or which are required to give effect to such termination or expiry.

21.	MISCELLANEOUS

21.1	Employees who Transfer under the Regulations.

21.1.1

Innate and MedImmune do not intend that as a consequence of the transaction effected hereunder (including any transfer of rights or assets that may occur upon a termination of this Agreement) any employees of Innate or any of its Affiliates (“Employees”) shall transfer to MedImmune or to Innate (or their Affiliates or successors) under this Agreement or by operation of law. If, under the Regulations, the contract of employment of any person is found or alleged to have effect after the Effective Date as if originally made with MedImmune or Innate or their Affiliates or successors) (the “Concerned Party”), as a consequence of the transaction effected hereunder and to the extent permitted by Applicable Laws (an “Unexpected Transfer Employee”):

(a)	The Concerned Party will, upon becoming aware of any Unexpected Transfer Employee, notify the other Party immediately or as soon as is reasonably practicable in writing;

(b)

The other Party agrees that in consultation with the Concerned Party, it will within [***] of being so requested by the Concerned Party (as long as the request is made no later than [***] after notification under clause 21.1.1(a)), make (or procure there is made) to that Unexpected Transfer Employee an offer in writing to employ him under a new contract of employment to take effect upon the termination referred to

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below on the same terms and conditions as that person’s contract of employment immediately before the Effective Date, or on terms and conditions which, when taken as a whole, do not materially differ from the terms and conditions of employment of that person immediately before the Effective Date (save as to the identity of the employer and any terms relating to an occupational pension scheme). The Concerned Party shall give the other Party all reasonable co-operation and assistance to procure that the Unexpected Transfer Employee accepts the offer of employment;

(c)

upon the expiry of [***] following the offer in clause 21.1.1(b) being made (or on the expiry of [***] from the Concerned Party’s request under clause 21.1.1(b) if the offer is not made as requested), the Concerned Party may terminate the employment of the Unexpected Transfer Employee provided that:

(i)	it does so in accordance with all legal requirements and any procedure that may be given to it by the other Party; and

(ii)	it takes all other steps to mitigate any payments or entitlements due to the Unexpected Transfer Employee and any potential liability of the other Party under the indemnity at clause 21.1.1(d).

(d)	Provided that the termination is effected within [***] of the notification under clause 21.1.1(a), the other Party shall indemnify the Concerned Party for any employment liabilities in relation to:

(i)	the employment of the Unexpected Transfer Employee after the Effective Date until any such termination (save to the extent that the Concerned Party has acted unlawfully in respect thereof); and

(ii)	the termination of employment of the Unexpected Transfer Employee.

21.1.2

MedImmune and Innate shall give each other any assistance that either may reasonably require to comply with the Regulations in relation to the Unexpected Transferring Employees and in contesting any claim by any Employee at or before the Effective Date resulting from or in connection with this Agreement.

21.2

Force Majeure. In this Agreement, “Force Majeure” means an event which is beyond a non-performing Party’s reasonable control, including an act of God, strike, lock-out or other industrial/labour disputes (whether involving the workforce of the Party so prevented or of any other Person), war, riot, civil commotion, terrorist act, epidemic, quarantine, fire, flood, storm, earthquake or natural disaster. A Party that is prevented or delayed in its performance under this Agreement by an event of Force Majeure (a “Force Majeure Party”) shall, as soon as reasonably practical but no later than [***] after the occurrence of a Force Majeure event, give notice in writing to the other Party specifying the nature and extent of the event of Force Majeure, its anticipated duration and any action being taken to avoid or minimize its effect. Subject to providing such notice and to this clause 21.2, the Force Majeure Party shall not be liable for delay in performance or for non-performance of its obligations under this Agreement, in whole or in part, except as

70.

otherwise provided in this Agreement, where non-performance or delay in performance has resulted from an event of Force Majeure. The suspension of performance allowed hereunder shall be of no greater scope and no longer duration than is reasonably required and the Force Majeure Party shall exert all reasonable efforts to avoid or remedy such Force Majeure.

21.3

Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from any technical information acquired from time to time. Neither Party shall export, directly or indirectly, the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export licence or other governmental approval, without first obtaining such export licence or other governmental approval.

21.4	Assignment.

21.4.1

Unless otherwise expressly provided herein, neither Party may assign any of its rights or obligations under this Agreement in any country in whole or in part without the prior written consent of the other Party, except that each Party shall have the right, without such consent, (i) to perform any of its obligations and exercise any of its rights under this Agreement through, and to assign all of its rights and obligations under this Agreement to, any of its Affiliates; and (ii) on written notice to the other Party, to assign all of its rights and obligations under this Agreement to a non-Affiliate successor in interest, whether by merger, consolidation, reorganization, acquisition, stock purchase, asset purchase or other similar transaction, to all or substantially all of the business relating to the Licensed Product. In the event that a Party performs its obligations or exercises its rights under this Agreement through an Affiliate or assigns its rights and obligations to an Affiliate as permitted under this clause 21.4.1, doing so shall not relieve the relevant Party of its responsibilities for the performance of its obligations under this Agreement, and the relevant Party shall remain responsible for the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance).

21.4.2

This Agreement shall survive any succession of interest permitted pursuant to clause 21.4.1, whether by merger, consolidation, reorganization, acquisition, stock purchase, asset purchase or other similar transaction, provided, that, in the event of such merger, consolidation, reorganization, acquisition, stock purchase, asset purchase or other similar transaction, no Intellectual Property Rights of the acquiring corporation and its Affiliates (other than a Party and its Affiliates prior to such acquisition) shall be included in the technology licensed hereunder, unless such Intellectual Property Rights arise as a result of the performance of this Agreement by such corporation after such transaction becomes effective.

21.4.3	Any attempted assignment or delegation in violation of this clause 21.4 shall be void and of no effect.

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21.5

Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights and obligations of a Party will not be materially and adversely affected all other provisions of this Agreement shall remain in full force and effect and the Parties will use all reasonable efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect.

21.6	Dispute Resolution.

21.6.1

Escalation to Executives. In the event of any dispute between the Parties arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (“Dispute”), either Party may, by written notice to the other, have such Dispute referred to the Executives for attempted resolution by good faith negotiations within [***] after such notice is received.

21.6.2

Arbitration. In the event the Parties are unable to resolve a Dispute in accordance with clause 21.6.1 any dispute arising out of or in connection with this Agreement, shall be referred to and finally resolved by arbitration under the Arbitration Rules of the International Chamber of Commerce (ICC), which Rules are deemed to be incorporated by reference into this clause. One or more arbitrators shall be appointed in accordance with the said Rules. The seat, or legal place, of arbitration shall be London. The language to be used in the arbitral proceedings shall be English.

21.6.3

Pendency of Arbitration. During the period of time that any arbitration proceeding described in clause 21.6.2 is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of, and the performance of which are not otherwise implicated by, such pending arbitration proceeding.

21.6.4

Interim and Conservatory Measures. Nothing contained in this Agreement shall preclude any Party from seeking interim or other equitable or provisional relief from a court of competent jurisdiction to preserve the status quo or prevent irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.

21.6.5

Patent Disputes. Notwithstanding anything to the contrary, any and all issues regarding the scope, inventorship, construction, validity, or enforceability of Patents shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patents in question.

21.6.6

Confidentiality. The Parties agree that any arbitration conducted pursuant to this clause 21.6 shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings or briefs submitted by the Parties, any testimony or oral

72.

submissions, and any orders or awards) shall not be disclosed beyond the arbitrators, the Parties, and their respective counsel, accountants, auditors, insurers and reinsurers, or any other Person necessary to the conduct of the arbitration. These confidentiality obligations shall not apply if: (a) disclosure is required by Applicable Law, or in judicial or administrative proceedings; or (b) disclosure is necessary to enforce rights arising out of an arbitral award or order.

21.7

Governing Law. The interpretation and construction of this Agreement (including non-contractual disputes) shall be governed by the laws of England and Wales excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

21.8

Notices. Any notice, request, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be deemed given only if hand delivered, sent by an internationally recognised overnight delivery service, costs prepaid, or sent by email (providing such email is read receipted and such notice is also despatched by an internationally recognised overnight delivery service, costs prepaid, on same day) to the Party to whom notice is to be given at the following address (or at such other address such Party may have provided to the other Party in accordance with this clause 21.8.

21.8.1	Notice Requirements.

21.8.2	Address for Notice.

(a)	If to Innate, to:

Innate Pharma S.A.

17, Avenue de Luminy - BP 30191

13276 Marseille Cedex 09 FRANCE

Attention: [***]

Email: [***]

and with a copy (which shall not constitute effective notice) to:

[***]

Email: [***]

Attention: [***]]

Such notice, shall be deemed to have been given as of the date delivered by hand, or on the second business day (at the place of delivery) after deposit with an internationally recognised overnight delivery service, whichever is the earlier.

(b)	If to MedImmune, to:

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MedImmune LLC

One MedImmune Way

Gaithersburg

MD 20878

USA

[***]

with a copy (which shall not constitute effective notice) to:

[***]

and with a copy (which shall not constitute effective notice) to:

[***]

Such notice, shall be deemed to have been given as of the date delivered by hand, or on the second business day (at the place of delivery) after deposit with an internationally recognised overnight delivery service, whichever is the earlier.

21.9	Entire Agreement; Amendments

21.9.1

This Agreement and any document referred to in it constitutes the entire agreement between the Parties with respect to its subject matter hereof and thereof. This Agreement supersedes all prior arrangements, undertakings, understandings and agreements, whether written or oral, with respect to its subject matter. Each Party confirms that in entering into this Agreement it is not relying on any statements, representations, warranties, or covenants made by a Party or its representative prior to entering into this Agreement, except as specifically set out in the Agreement. Each Party waives all rights and remedies which, but for this clause 21.9, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

21.9.2	Any amendment or modification of this Agreement must be in writing and signed by authorised representatives of both Parties.

21.9.3	This clause 21.9 shall not exclude or limit liability for fraud or fraudulent misrepresentation.

21.9.4	In the event of any inconsistencies between this Agreement and any Schedules or other attachments hereto, the terms of this Agreement shall control.

21.10

English Language. The language of this Agreement is English and all documents, notices, waivers and all other written communications or otherwise between the Parties in connection with this Agreement shall be in English. If this Agreement is translated into any other language, the English language text shall prevail.

21.11

Waiver and Non-Exclusion of Remedies. A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from

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enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing.

21.12

No Benefit to Third Parties. Except for any rights and immunities granted in this Agreement to any Affiliates, the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement. Any Person who is not a party to this Agreement (including any employee, officer, agent, representative or subcontractor of either Party) shall not have the right (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce any provision of this Agreement which expressly or by implication confers a benefit on that Person without the express prior agreement in writing of the Parties, which agreement must refer to this clause 21.12.

21.13

Further Assurance. Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

21.14

Relationship of the Parties. It is expressly agreed that the relationship between Innate and MedImmune shall not constitute a partnership, joint venture, or agency. Neither Innate nor MedImmune shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party to do so.

21.15

Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

SIGNATURE PAGE FOLLOWS.

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THIS AGREEMENT IS EXECUTED by the authorised representatives of the Parties as of the date first written above.

MEDIMMUNE LIMITED	INNATE PHARMA S.A.

By: /s/ Jane Osbourn	By: /s/ Mondher Mahjoubi

Name: Jane Osbourn	Name: Mondher Mahjoubi

Title: VP R&D	Title: CEO

Signature page to the License Agreement

SCHEDULE 1

COMMERCIALIZATION PLAN

[***]

SCHEDULE 2

SOTC SERVICES

[***]

[Signature page to the License Agreement]

SCHEDULE 3

SUPPLY AGREEMENT TERMS

[***]

SCHEDULE 4

LICENSED ANTIBODY

[***]

SCHEDULE 5

EXISTING PRODUCT TRADEMARKS

[***]

SCHEDULE 6

LICENSED MEDI PATENTS

[***]

SCHEDULE 7

AZ CORPORATE MARKS

[***]

SCHEDULE 8

INNATE CORPORATE NAMES

[***]

SCHEDULE 9

INITIAL MEMBERS OF JDC AND JCC

[***]

SCHEDULE 10

DEVELOPMENT PLAN

[***]

SCHEDULE 11

LICENSED MEDI KNOW-HOW

[***]

SCHEDULE 12

TRADEMARK ASSIGNMENT

[***]

SCHEDULE 16.2

EXISTING RESEARCH AND COLLABORATION AGREEMENTS

[***]

EXHIBIT A

AZ PROMOTION PRINCIPLES

[***]